
                         AGREEMENT AND PLAN OF REORGANIZATION

                                       AMONG

                                 MACROMEDIA, INC.,

                                 ESI SOFTWARE, INC.

                                        AND

                              DYNAMO ACQUISITION CORP.



                                    JULY 8, 1999

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                                  TABLE OF CONTENTS

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1.   PLAN OF REORGANIZATION . . . . . . . . . . . . . . . . . . . . . . .    1
     1.1   The Merger . . . . . . . . . . . . . . . . . . . . . . . . . .    1
     1.2   Fractional Shares. . . . . . . . . . . . . . . . . . . . . . .    3
     1.3   Escrow Agreement . . . . . . . . . . . . . . . . . . . . . . .    3
     1.4   Effects of the Merger. . . . . . . . . . . . . . . . . . . . .    3
     1.5   Further Assurances . . . . . . . . . . . . . . . . . . . . . .    3
     1.6   Tax-Free Reorganization. . . . . . . . . . . . . . . . . . . .    4
     1.7   Pooling of Interests . . . . . . . . . . . . . . . . . . . . .    4

2.   REPRESENTATIONS AND WARRANTIES OF ESI. . . . . . . . . . . . . . . .    4
     2.1   Organization and Good Standing . . . . . . . . . . . . . . . .    4
     2.2   Power, Authorization and Validity. . . . . . . . . . . . . . .    5
     2.3   Capitalization . . . . . . . . . . . . . . . . . . . . . . . .    5
     2.4   Subsidiaries and Guaranties. . . . . . . . . . . . . . . . . .    6
     2.5   No Violation of Existing Agreements. . . . . . . . . . . . . .    6
     2.6   Litigation . . . . . . . . . . . . . . . . . . . . . . . . . .    6
     2.7   ESI Financial Statements . . . . . . . . . . . . . . . . . . .    6
     2.8   Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
     2.9   Title to Properties. . . . . . . . . . . . . . . . . . . . . .    7
     2.10  Absence of Certain Changes . . . . . . . . . . . . . . . . . .    8
     2.11  Agreements and Commitments . . . . . . . . . . . . . . . . . .    9
     2.12  Intellectual Property. . . . . . . . . . . . . . . . . . . . .   10
     2.13  Compliance with Laws . . . . . . . . . . . . . . . . . . . . .   11
     2.14  Certain Transactions and Agreements. . . . . . . . . . . . . .   11
     2.15  Employees. . . . . . . . . . . . . . . . . . . . . . . . . . .   12
     2.16  Corporate Documents. . . . . . . . . . . . . . . . . . . . . .   13
     2.17  No Brokers . . . . . . . . . . . . . . . . . . . . . . . . . .   14
     2.18  Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . .   14
     2.19  Books and Records. . . . . . . . . . . . . . . . . . . . . . .   14
     2.20  Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . .   14
     2.21  Environmental Matters. . . . . . . . . . . . . . . . . . . . .   14
     2.22  Government Contracts . . . . . . . . . . . . . . . . . . . . .   15
     2.23  Year 2000 Compliance . . . . . . . . . . . . . . . . . . . . .   16
     2.24  Warranties . . . . . . . . . . . . . . . . . . . . . . . . . .   16
     2.25  Title to ESI Common Stock. . . . . . . . . . . . . . . . . . .   16
     2.26  Information Supplied . . . . . . . . . . . . . . . . . . . . .   16

3.   REPRESENTATIONS AND WARRANTIES OF MACROMEDIA . . . . . . . . . . . .   17
     3.1   Organization and Good Standing . . . . . . . . . . . . . . . .   17
     3.2   Power, Authorization and Validity. . . . . . . . . . . . . . .   17
     3.3   No Violation of Certificate or Laws. . . . . . . . . . . . . .   17
     3.4   Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . .   18
     3.5   Valid Issuance . . . . . . . . . . . . . . . . . . . . . . . .   18

                                      i
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                                 TABLE OF CONTENTS
                                    (continued)
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4.   ESI PRECLOSING COVENANTS . . . . . . . . . . . . . . . . . . . . . .   18
     4.1   Advice of Changes. . . . . . . . . . . . . . . . . . . . . . .   18
     4.2   Maintenance of Business. . . . . . . . . . . . . . . . . . . .   18
     4.3   Conduct of Business. . . . . . . . . . . . . . . . . . . . . .   18
     4.4   Certain Agreements . . . . . . . . . . . . . . . . . . . . . .   20
     4.5   Shareholder Approval . . . . . . . . . . . . . . . . . . . . .   20
     4.6   Information Statement. . . . . . . . . . . . . . . . . . . . .   20
     4.7   Preparation of Permit Application, Hearing Request
           and Hearing Notice . . . . . . . . . . . . . . . . . . . . . .   20
     4.8   Regulatory Approvals . . . . . . . . . . . . . . . . . . . . .   21
     4.9   Necessary Consents . . . . . . . . . . . . . . . . . . . . . .   21
     4.10  Litigation . . . . . . . . . . . . . . . . . . . . . . . . . .   21
     4.11  No Other Negotiations. . . . . . . . . . . . . . . . . . . . .   21
     4.12  Access to Information. . . . . . . . . . . . . . . . . . . . .   21
     4.13  Satisfaction of Conditions Precedent . . . . . . . . . . . . .   21
     4.14  Blue Sky Laws. . . . . . . . . . . . . . . . . . . . . . . . .   22
     4.15  Notification of Employee Problems. . . . . . . . . . . . . . .   22
     4.16  Termination of Employee Plans. . . . . . . . . . . . . . . . .   22
     4.17  ESI Affiliates Agreements. . . . . . . . . . . . . . . . . . .   22
     4.18  ESI Dissenting Shares. . . . . . . . . . . . . . . . . . . . .   23
     4.19  Pooling Accounting . . . . . . . . . . . . . . . . . . . . . .   23
     4.20  Employment Agreements. . . . . . . . . . . . . . . . . . . . .   23
     4.21  Escrow Agreement . . . . . . . . . . . . . . . . . . . . . . .   23

5.   MACROMEDIA PRECLOSING COVENANTS. . . . . . . . . . . . . . . . . . .   23
     5.1   Access to Information. . . . . . . . . . . . . . . . . . . . .   23
     5.2   Satisfaction of Conditions Precedent.... . . . . . . . . . . .   23
     5.3   Regulatory Approvals . . . . . . . . . . . . . . . . . . . . .   24
     5.4   Macromedia Affiliates Agreements . . . . . . . . . . . . . . .   24
     5.5   Preparation of Permit Application, Hearing Request
           and Hearing Notice . . . . . . . . . . . . . . . . . . . . . .   24
     5.6   Interim Loan for Payroll and Employee Benefit Expenses . . . .   24

6.   CLOSING MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . .   24
     6.1   The Closing. . . . . . . . . . . . . . . . . . . . . . . . . .   24
     6.2   Exchange of Certificates . . . . . . . . . . . . . . . . . . .   25
     6.3   Assumption of Warrants and Options . . . . . . . . . . . . . .   25
     6.4   Dissenting Shares. . . . . . . . . . . . . . . . . . . . . . .   26

7.   CONDITIONS TO OBLIGATIONS OF ESI . . . . . . . . . . . . . . . . . .   26
     7.1   Accuracy of Representations and Warranties . . . . . . . . . .   26

                                      ii
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     7.2   Covenants. . . . . . . . . . . . . . . . . . . . . . . . . . .   26
     7.3   Compliance with Law. . . . . . . . . . . . . . . . . . . . . .   26
     7.4   Government Consents. . . . . . . . . . . . . . . . . . . . . .   26
     7.5   Documents. . . . . . . . . . . . . . . . . . . . . . . . . . .   27
     7.6   No Litigation. . . . . . . . . . . . . . . . . . . . . . . . .   27
     7.7   Opinion of Macromedia's Counsel. . . . . . . . . . . . . . . .   27
     7.8   Permit...... . . . . . . . . . . . . . . . . . . . . . . . . .   27
     7.9   Employment Agreements. . . . . . . . . . . . . . . . . . . . .   27
     7.10  Escrow Agreement . . . . . . . . . . . . . . . . . . . . . . .   27

8.   CONDITIONS TO OBLIGATIONS OF MACROMEDIA. . . . . . . . . . . . . . .   27
     8.1   Accuracy of Representations and Warranties . . . . . . . . . .   27
     8.2   Covenants. . . . . . . . . . . . . . . . . . . . . . . . . . .   27
     8.3   Compliance with Law. . . . . . . . . . . . . . . . . . . . . .   27
     8.4   Government Consents. . . . . . . . . . . . . . . . . . . . . .   27
     8.5   Opinion of ESI's Counsel . . . . . . . . . . . . . . . . . . .   28
     8.6   Requisite Approvals. . . . . . . . . . . . . . . . . . . . . .   28
     8.7   No Litigation. . . . . . . . . . . . . . . . . . . . . . . . .   28
     8.8   Documents. . . . . . . . . . . . . . . . . . . . . . . . . . .   28
     8.9   Pooling Letter . . . . . . . . . . . . . . . . . . . . . . . .   28
     8.10  Escrow . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
     8.11  Employment Agreements. . . . . . . . . . . . . . . . . . . . .   28
     8.12  ESI Affiliates Agreement . . . . . . . . . . . . . . . . . . .   28
     8.13  Absence of Material Adverse Change . . . . . . . . . . . . . .   28
     8.14  Termination of Rights. . . . . . . . . . . . . . . . . . . . .   28
     8.15  Resignations . . . . . . . . . . . . . . . . . . . . . . . . .   29
     8.16  Dissenting Shares. . . . . . . . . . . . . . . . . . . . . . .   29
     8.17  Permit . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
     8.18  Termination of Agreements. . . . . . . . . . . . . . . . . . .   29

8A.  MACROMEDIA POST-CLOSING COVENANTS. . . . . . . . . . . . . . . . . .   29
     8A.1  ESI Employees. . . . . . . . . . . . . . . . . . . . . . . . .   29
     8A.2  Form S-8 . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
     8A.3  Payment of Broker's Fee. . . . . . . . . . . . . . . . . . . .   29

9.   TERMINATION OF AGREEMENT . . . . . . . . . . . . . . . . . . . . . .   29
     9.1   Termination. . . . . . . . . . . . . . . . . . . . . . . . . .   29
     9.2   Certain Continuing Obligations . . . . . . . . . . . . . . . .   30
     9.3   Non-Solicitation of Employees. . . . . . . . . . . . . . . . .   30

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10.  SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION AND
     REMEDIES, CONTINUING COVENANTS . . . . . . . . . . . . . . . . . . .   30
     10.1  Survival of Representations. . . . . . . . . . . . . . . . . .   30
     10.2  ESI Shareholders Agreement to Indemnify. . . . . . . . . . . .   31


11.  MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
     11.1  Governing Law; Dispute Resolution. . . . . . . . . . . . . . .   32
     11.2  Assignment; Binding Upon Successors and Assigns. . . . . . . .   33
     11.3  Severability . . . . . . . . . . . . . . . . . . . . . . . . .   34
     11.4  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . .   34
     11.5  Other Remedies . . . . . . . . . . . . . . . . . . . . . . . .   34
     11.6  Amendment and Waivers. . . . . . . . . . . . . . . . . . . . .   34
     11.7  No Waiver. . . . . . . . . . . . . . . . . . . . . . . . . . .   34
     11.8  Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
     11.9  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
     11.10 Construction of Agreement. . . . . . . . . . . . . . . . . . .   35
     11.11 No Joint Venture . . . . . . . . . . . . . . . . . . . . . . .   35
     11.12 Further Assurances . . . . . . . . . . . . . . . . . . . . . .   36
     11.13 Absence of Third Party Beneficiary Rights. . . . . . . . . . .   36
     11.14 Public Announcement. . . . . . . . . . . . . . . . . . . . . .   36
     11.15 Confidentiality. . . . . . . . . . . . . . . . . . . . . . . .   36
     11.16 Time is of the Essence . . . . . . . . . . . . . . . . . . . .   37
     11.17 Entire Agreement . . . . . . . . . . . . . . . . . . . . . . .   37


SCHEDULES:

     Schedule 1          List of Options and Warrants for ESI Common Stock

EXHIBITS:

     Exhibit A-1         Form of Agreement of Merger
     Exhibit A-2         Form of Certificate of Merger
     Exhibit 1.3         Form of Escrow Agreement
     Exhibit 1.4         Form of Articles of Incorporation
     Exhibit 1.6A and B  Form of Officer Certificates
     Exhibit 4.4         Form of ESI Intellectual Property Agreement
     Exhibit 4.5         Form of Voting Agreement
     Exhibit 4.17        Form of ESI Affiliate Agreement
     Exhibit 4.20        Form of Employment Agreement
     Exhibit 5.4         Form of Macromedia Affiliate Agreement
     Exhibit 7.7         Form of Fenwick & West LLP Opinion

                                     iv
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     Exhibit 8.5         Form of Cooley Godward LLP Opinion
     Exhibit 8A.1        List of Action for Current ESI Employees
     Exhibit 8A.3        Broker's Fee


                                      v
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                        AGREEMENT AND PLAN OF REORGANIZATION


       THIS AGREEMENT AND PLAN OF REORGANIZATION (this "AGREEMENT") is entered into as of July 8, 1999, by and among Macromedia, Inc., a Delaware corporation ("MACROMEDIA"), ESI Software, Inc., a California corporation ("ESI"), and Dynamo Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Macromedia ("NEWCO").

                                      RECITALS

       A. The parties intend that, subject to the terms and conditions hereinafter set forth, Newco will merge with and into ESI in a reverse triangular merger (the "MERGER"), with ESI to be the surviving corporation of the Merger, all pursuant to the terms and conditions of this Agreement, an Agreement of Merger substantially in the form of EXHIBIT A-1 (the "AGREEMENT OF MERGER"), and a Certificate of Merger substantially in the form of EXHIBIT A-2 (the "CERTIFICATE OF MERGER") and the applicable provisions of the laws of California and Delaware. Upon the effectiveness of the Merger, (i) all the outstanding Common Stock of ESI will be converted into Common Stock of Macromedia and (ii) all warrants and options to purchase Common Stock or Preferred Stock of ESI will be assumed and converted into warrants and options to purchase Common Stock of Macromedia, in the manner and on the basis determined herein and as provided in the Agreement of Merger and Certificate of Merger.

       B. The Merger is intended to be treated as a "pooling of interests" for accounting purposes and a tax-free reorganization pursuant to the provisions of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "CODE"), by virtue of the provisions of Section 368(a)(2)(E) of the Code.

              NOW, THEREFORE, the parties hereto agree as follows:

              1.     PLAN OF REORGANIZATION

              1.1 THE MERGER. The Agreement of Merger will be filed with the Secretary of State of the State of California and the Certificate of Merger will be filed with the Secretary of State of the State of Delaware as soon as practicable after the Closing (as defined in Section 6.1 below). The effective time of the Merger as specified in the Agreement of Merger (the
"EFFECTIVE TIME") will occur on or before August 31, 1999, or on such other date as the parties hereto may mutually agree upon. Subject to the terms and conditions of this Agreement, the Agreement of Merger and the Certificate of Merger, Newco will be merged with and into ESI (or, with the consent of ESI, which consent shall not be unreasonably withheld, ESI will be merged with and into Newco in a forward triangular merger or into Macromedia in a straight in merger) in a statutory merger pursuant to the Agreement of Merger and the Certificate of Merger and in accordance with applicable provisions of Delaware and California laws as follows:

                     1.1.1 CONVERSION OF ESI SHARES. Each share of ESI Common Stock, $0.001 par value per share (the "ESI COMMON STOCK"), that is issued and outstanding immediately prior to the Effective Time, other than shares, if any, for which dissenters rights have been or are eligible to be perfected in compliance with applicable law, will, by virtue of the Merger and at the Effective Time, and without further action on the part of any holder thereof, be converted into the Applicable Number (determined in accordance with Section 1.1.3 hereof) of fully paid and nonassessable shares of Macromedia Common Stock, $0.001 par value per share ("MACROMEDIA COMMON STOCK"). Each share of ESI Preferred Stock, $0.001 par value per share (the "ESI PREFERRED STOCK"), that is issued and outstanding immediately prior to the Effective Time will be converted into shares of ESI Common Stock immediately prior to the Effective Time.

                     1.1.2 CONVERSION OF ESI OPTIONS AND WARRANTS. Effective at the Effective Time, Macromedia will assume the outstanding options and warrants to purchase ESI Common Stock listed on SCHEDULE 1 (the "ESI OPTIONS"), and each of the ESI Options shall by its terms be converted into an option or warrant, as applicable (a "MACROMEDIA OPTION"), to purchase that number of shares of Macromedia Common Stock which equals the number of shares of ESI Common Stock that could be purchased pursuant to the ESI Option immediately prior to the Effective Time multiplied by the Applicable Number (determined in accordance with Section 1.1.3 hereof), such number of shares being rounded down to the nearest whole share. The exercise price per share of Macromedia Common Stock purchasable under each Macromedia Option shall be equal to the exercise price per share of ESI Common Stock under the corresponding ESI Options divided by the Applicable Number, such exercise price being rounded up to the nearest whole cent. All of the other terms and conditions of each Macromedia Option will be the same in all material respects as the corresponding ESI Option. No cash will be paid in lieu of fractional shares which are rounded down pursuant to this section.

                     1.1.3 DEFINITIONS. Unless there is an adjustment to the shares to be issued in the Merger pursuant to Section 1.1.4 below, the "APPLICABLE NUMBER" shall equal (a) the Total Macromedia Shares to be Issued (as defined below) divided by (b) the sum of the total number of shares of ESI Common Stock issued and outstanding at the Effective Time, plus the total number of shares of ESI Common Stock issuable upon exercise of all ESI Options outstanding that are vested at the Effective Time. "TOTAL MACROMEDIA SHARES TO BE ISSUED" will equal (A) $24,125,000 divided by (B) the average closing price as quoted on the Nasdaq National Market and as reported in the Wall Street Journal of one share of Macromedia Common Stock for the ten trading days prior to and including the trading day ending one day prior to the date of this Agreement (the "AVERAGE PRICE").

                     1.1.4 ADJUSTMENTS FOR CAPITAL CHANGES. If prior to the Merger, Macromedia recapitalizes either through a split-up of its outstanding shares into a greater number, or through a combination of its outstanding shares into a lesser number, or reorganizes, reclassifies or otherwise changes its outstanding shares into the same or a different number of shares of other classes (other than through a split-up or combination of shares provided for in the previous clause), or declares a dividend on its outstanding shares payable in shares or securities convertible into shares, the calculation of the Applicable Number governing the conversion of ESI Common Stock will be adjusted appropriately.

                     1.1.5 CONVERSION OF NEWCO SHARES. Each share of Newco Common Stock, $0.01 par value per share ("NEWCO COMMON STOCK"), that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without further action on the part of the sole stockholder of Newco, be converted into and become one (1) share of ESI

Common Stock that is issued and outstanding immediately after the Effective Time, and the shares of ESI Common Stock into which the shares of Newco Common Stock are so converted shall be the only shares of ESI Common Stock that are issued and outstanding immediately after the Effective Time.

                     1.1.6 FORWARD TRIANGULAR OR STRAIGHT IN MERGER. The parties agree that, with the consent of ESI, which consent shall not be unreasonably withheld, upon Macromedia's request, they will amend these documents to cause ESI to merge with and into Newco or Macromedia.

              1.2 FRACTIONAL SHARES. No fractional shares of Macromedia Common Stock will be issued in connection with the Merger, but in lieu thereof, the holder of any shares of ESI Common Stock who would otherwise be entitled to receive a fraction of a share of Macromedia Common Stock will receive from Macromedia, promptly after the Effective Time, an amount of cash equal to the Average Price multiplied by the fraction of a share of Macromedia Common Stock to which such holder would otherwise be entitled.

              1.3 ESCROW AGREEMENT. Pursuant to an escrow agreement substantially in the form of EXHIBIT 1.3 attached hereto (the "ESCROW AGREEMENT"), on the Closing Date, Macromedia will (i) withhold, pro rata, from the shares of Macromedia Common Stock that would otherwise be delivered to each of the shareholders of ESI (the "ESI SHAREHOLDERS"), 10% of the total number of shares of Macromedia Common Stock issued to them in the Merger and (ii) deposit or cause to be deposited in escrow certificates representing the shares thus withheld. The shares of Macromedia Common Stock withheld pursuant to this
Section 1.3 at the Closing (the "ESCROW SHARES") will be held as collateral for the indemnification obligations of the ESI Shareholders under Section 10.2 below and pursuant to the Escrow Agreement, pending their release from escrow pursuant to the Escrow Agreement.

              1.4 EFFECTS OF THE MERGER. At the Effective Time: (a) the separate existence of Newco will cease and Newco will be merged with and into ESI and ESI will be the surviving corporation pursuant to the terms of the Agreement of Merger; (b) the Articles of Incorporation and Bylaws of ESI will continue unchanged to be the Articles of Incorporation and Bylaws of the surviving corporation; (c) each share of ESI Common Stock outstanding immediately prior to the Effective Time will be converted as provided in this
Section 1; (d) each share of Newco Common Stock outstanding immediately prior to the Effective Time will be converted into one (1) outstanding share of ESI Common Stock; (e) the Board of Directors and executive officers of Macromedia will remain unchanged and the sole director of Newco immediately prior to the Effective Time will become the sole director of the surviving corporation and the officers of Newco will become the officers of the surviving corporation; and
(f) the Merger will, at and after the Effective Time, have all of the effects provided by applicable law. Immediately following the Effective Time, the surviving corporation shall cause to be filed with the Secretary of State of California Articles of Incorporation substantially in the form of EXHIBIT 1.4.

              1.5 FURTHER ASSURANCES. ESI agrees that if, at any time after the Effective Time, Macromedia considers or is advised that any further deeds, assignments or assurances are reasonably necessary or desirable to vest, perfect or confirm in Macromedia title to any property or rights of ESI as provided herein, Macromedia and any of its officers are hereby authorized by ESI to execute and deliver all such proper deeds, assignments and assurances and do all other things necessary or desirable to vest, perfect or confirm title to such property or rights in Macromedia and otherwise to carry out the purposes of this Agreement, in the name of ESI or otherwise.

              1.6 TAX-FREE REORGANIZATION. The parties intend to adopt this Agreement as a tax-free plan of reorganization and to consummate the Merger in accordance with the provisions of Section 368(a)(1)(A) of the Code, by virtue of the provisions of Section 368(a)(2)(E) of the Code. The shares of Macromedia Common Stock issued in the Merger will be issued solely in exchange for the issued and outstanding shares of ESI Common Stock pursuant to this Agreement and the Macromedia Options issued in the Merger and will be issued solely in exchange for the outstanding ESI Options, and no other transaction other than the Merger represents, provides for or is intended to be an adjustment to the consideration paid for the ESI Common Stock or ESI Options. Except for cash paid in lieu of fractional shares, no consideration that could constitute "other property" within the meaning of Section 356 of the Code will be paid by Macromedia for shares of ESI Common Stock or ESI Options in the Merger. In addition, Macromedia represents that it presently intends, and that at the Effective Time it will intend, to continue ESI's historic business or use a significant portion of ESI's business assets in a business. Prior to the filing of the Permit Application with the California Commissioner of Corporations pursuant to Section 4.7, and at the Closing (as defined in Section 6.1 hereof), officers of Macromedia and officers of ESI will execute and deliver officers' certificates in the forms of EXHIBIT 1.6A and EXHIBIT 1.6B, and the representations and other statements set forth therein are incorporated in this Agreement by this reference to the same extent as if Macromedia or ESI, respectively, had made such statements herein.

              1.7 POOLING OF INTERESTS. The parties intend that the Merger be treated as a "pooling of interests" for accounting purposes.

       2.     REPRESENTATIONS AND WARRANTIES OF ESI

              ESI hereby represents and warrants that, except as set forth in the ESI disclosure letter (the "ESI DISCLOSURE LETTER") delivered by ESI to Macromedia herewith, including items in the ESI Disclosure Letter referred to as "ITEMS" below:

              2.1 ORGANIZATION AND GOOD STANDING. ESI is a corporation duly organized, validly existing and in good standing under the laws of the State of California, has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and is qualified as a foreign corporation in each jurisdiction (listed on ITEM 2.1) in which a failure to be so qualified could reasonably be expected to have a Material Adverse Effect (as defined below) on ESI. ESI does not own or lease any real property, has no employees and does not maintain a place of business in any foreign country or in any state of the United States other than California. For purposes of this Agreement, with respect to ESI, a violation or other matter will be deemed to have a "Material Adverse Effect" on ESI if such violation or other matter would have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of ESI.

              2.2    POWER, AUTHORIZATION AND VALIDITY.

                     2.2.1 ESI has the corporate right, power, legal capacity and authority to enter into and, subject to shareholder approval, perform its obligations under this Agreement and all agreements to which ESI is or will be a party that are required to be executed pursuant to this Agreement (the "ESI ANCILLARY AGREEMENTS"). This Agreement and the ESI Ancillary Agreements have been duly and validly approved by the ESI Board of Directors and, as of the Closing, the ESI Shareholders, as required by applicable law.

                     2.2.2 No filing, authorization or approval, governmental or otherwise, is necessary to enable ESI to enter into and, subject to shareholder approval, to perform its obligations under this Agreement and the ESI Ancillary Agreements, except for (a) the filing of the Agreement of Merger and the Certificate of Merger with the Secretaries of State of the States of California and Delaware, respectively, the filing of such officers' certificates and other documents as are required to effectuate the Merger under Delaware and California law and the filing of appropriate documents with the relevant authorities of the states other than California in which ESI is qualified to do business, if any, (b) such filings as may be required to comply with federal and state securities laws and (c) consents required under contracts disclosed in
ITEM 2.5 as exceptions to the representation made in the last sentence of
Section 2.5 below.

                     2.2.3 This Agreement and the ESI Ancillary Agreements are, or when executed and delivered by ESI and the other parties thereto will be, valid and binding obligations of ESI enforceable against ESI in accordance with their respective terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally,
(b) rules of law governing specific performance, injunctive relief and other equitable remedies and (c) the enforceability of provisions requiring indemnification; provided, however, that the Agreement of Merger, the Certificate of Merger and the ESI Ancillary Agreements will not be effective until the earlier of the Effective Time or the date provided for therein.

              2.3    CAPITALIZATION.

                     (a) AUTHORIZED/OUTSTANDING CAPITAL STOCK. The authorized capital stock of ESI consists of 220,000,000 shares of ESI Common Stock, $0.001 par value per share, and 122,859,991 shares of Preferred Stock, $0.001 par value per share, of which 13,092,109 shares are designated as Series A Preferred Stock, 2,744,878 shares are designated as Series B Preferred Stock, 73,173,239 shares are designated as Series C Preferred Stock and 33,849,825 shares are designated as Series D Preferred Stock. 6,951,454 shares of ESI Common Stock are issued and outstanding. 13,092,109 shares of Series A Preferred Stock, 2,744,078 shares of Series B Preferred Stock, 73,173,239 shares of Series C Preferred Stock and 33,849,812 shares of Series D Preferred Stock are issued and outstanding. All issued and outstanding shares of ESI Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, are not subject to any right of rescission and have been offered, issued, sold and delivered by ESI in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of applicable federal and state securities laws. Listed on Item 2.3(a) are the names and number and type of shares held by each of the ESI Shareholders as of the date hereof, to be updated as of the Closing Date.

                     (b) OPTIONS/RIGHTS. Except as listed on SCHEDULE 1, there are no stock appreciation rights, options, warrants, calls, commitments, conversion privileges or preemptive or other rights or agreements outstanding to purchase or otherwise acquire any of ESI's authorized but unissued capital stock; there are no options, warrants, calls, commitments, conversion privileges or preemptive or other rights or agreements to which ESI is a party involving the purchase or other acquisition of any shares of ESI Common Stock; there is no liability for dividends accrued but unpaid; and there are no voting agreements, registration rights, rights of first refusal or other restrictions (other than normal restrictions on transfer under applicable federal and state securities laws) applicable to any of ESI's outstanding securities.

              2.4 SUBSIDIARIES AND GUARANTIES. ESI does not have any subsidiaries or any equity interest, direct or indirect, in any corporation, partnership, joint venture or other business entity. ESI is not a guarantor of any obligation of a third party, whether or not such third party is related to or affiliated with ESI.

              2.5 NO VIOLATION OF EXISTING AGREEMENTS. Neither the execution and delivery of this Agreement or any ESI Ancillary Agreement, nor the consummation of the transactions provided for herein or therein, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, material impairment or violation of, (a) any provision of the Articles of Incorporation or Bylaws of ESI, as currently in effect, (b) any material instrument or contract to which ESI is a party or by which ESI is bound or (c) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to ESI or its assets or properties. The consummation of the Merger and succession by Macromedia to all rights, licenses, franchises, leases and agreements of ESI in and of themselves will not require the consent of any third party (except as set forth in ITEM 2.5) and will not have a material adverse effect upon any such rights, licenses, franchises, leases or agreements pursuant to the terms of those agreements.

              2.6 LITIGATION. Except as set forth on ITEM 2.6, there is no action, proceeding or investigation pending or, to ESI's knowledge, threatened against ESI before any court or administrative agency that, if determined adversely to ESI, may reasonably be expected to have a Material Adverse Effect or in which the adverse party or parties seek to recover in excess of $10,000 against ESI. To the best knowledge of ESI, there is no basis for any person, firm, corporation or entity to assert a claim against ESI or Macromedia as successor in interest to ESI based upon: (a) ownership or rights to ownership of any shares of ESI Common Stock or other securities, (b) any rights as an ESI securities holder, including, without limitation, any option, warrant or other right to acquire any ESI securities, any preemptive rights or any rights to notice or to vote, or (c) any rights under any agreement between ESI and any ESI securities holder or former ESI securities holder in such holder's capacity as such. There is no action, suit, proceeding, claim, arbitration or investigation pending as to which ESI has received notice of assertion against ESI, which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement.

              2.7 ESI FINANCIAL STATEMENTS. ESI has delivered to Macromedia in ITEM 2.7 ESI's audited balance sheet as of June 30, 1998 and its unaudited balance sheet as of May 31, 1999 (the "BALANCE SHEET DATE") and ESI's audited income statements and cash flows for the years ended June 30, 1997 and 1998 and its unaudited income statement and cash flow for the period from July 1, 1998 through May 31, 1999 (collectively, the "ESI FINANCIAL STATEMENTS"). The ESI Financial Statements (a) are in accordance with the books and records of ESI, (b) fairly and accurately represent the financial condition of ESI at the respective dates specified therein and the results of operations for the respective periods specified therein and (c) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis. The financial information as of May 31, 1999 and for the nine month period ended May 31, 1999, does not contain footnotes and is subject to normal and recurring adjustments which shall not be, individually, or in the aggregate, material in magnitude. ESI has no material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected, reserved against or disclosed in the ESI Financial Statements or on ITEM 2.7, except for those that may have been incurred after the Balance Sheet Date in the ordinary course of ESI's business, consistent with past practice and that are in an aggregate amount not to exceed $25,000.

              2.8 TAXES. ESI has filed all federal, state, local and foreign tax and material information returns required to be filed prior to the date hereof, has paid all taxes required to be paid in respect of all periods prior to the date hereof for which returns have been filed, has made all necessary estimated tax payments, and has no liability for taxes in excess of the amount so paid, except to the extent adequate reserves have been established in the ESI Financial Statements. True, correct and complete copies of all such tax and information returns have been provided or made available by ESI to Macromedia. ESI is not delinquent in the payment of any tax or in the filing of any tax returns, and no deficiencies for any tax have been threatened, claimed, proposed or assessed in writing which have not been settled or paid. No tax return of ESI has ever been audited by the Internal Revenue Service or any state taxing agency or authority. For the purposes of this Section 2.8, the terms "TAX" and "TAXES" include all federal, state, local and foreign income, gains, franchise, excise, property, sales, use, employment, license, payroll, occupation, recording, value added or transfer taxes, governmental charges, fees, levies or assessments (whether payable directly or by withholding), and, with respect to such taxes, any estimated tax, interest and penalties or additions to tax and interest on such penalties and additions to tax. ESI has no current or deferred federal income tax liabilities and will not as a result of the merger become liable for any income tax not adequately reserved against on the Financial Statements. ESI has not filed a consent pursuant to Section 341(f) of the Code.

              2.9 TITLE TO PROPERTIES. ESI has good and marketable title to all of its assets as shown on the balance sheet as of the Balance Sheet Date included in the ESI Financial Statements, free and clear of all liens, charges or encumbrances (other than for taxes not yet due and payable and Permitted Liens as defined below), other than such assets, set forth on ITEM 2.9, as were sold by ESI in the ordinary course of business since the Balance Sheet Date or which are subject to capitalized leases. "PERMITTED LIENS" means any lien, mortgage, encumbrance or restriction which is reflected in the ESI Financial Statements and is not in excess of $25,000 and which does not materially detract from the value or materially interfere with the use, as currently utilized, of the properties subject thereto or affected thereby or otherwise materially impair the business operations being conducted thereon. Except as set forth in
ITEM 2.9, there are no UCC financing statements of record with the State of California naming ESI as debtor and ESI owns no property in any other state.
The machinery and equipment included in such assets are in all material respects in good condition and repair, normal wear and tear excepted, and all leases of real or personal property to which ESI is a party are fully effective and afford ESI peaceful and undisturbed possession of the subject matter of the lease. To its knowledge, ESI is not in violation of any zoning, building, safety or environmental ordinance, regulation or requirement or other law or regulation applicable to the operation of owned or leased properties, and ESI has not received any notice of such violation with which it has not complied or had waived.

              2.10 ABSENCE OF CERTAIN CHANGES. Since the Balance Sheet Date, ESI has carried on its business in the ordinary course substantially in accordance with the procedures and practices in effect on the Balance Sheet Date, and except as set forth in ITEM 2.10, since the Balance Sheet Date there has not been with respect to ESI:

                     (a) any change in the financial condition, properties, assets, liabilities, business or results of operations of ESI, which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had or can reasonably be expected to have a Material Adverse Effect on ESI or its ability to develop or market the Drumbeat 2000 and eStore Builder line of products;

                     (b) any contingent liability incurred by ESI as guarantor or surety with respect to the obligations of others;

                     (c) any mortgage, encumbrance or lien placed on any of the properties of ESI;

                     (d) any obligation or liability incurred by ESI other than in the ordinary course of business, which obligations or liabilities do not exceed in the aggregate $10,000;

                     (e) any purchase, license, sale or other disposition, or any agreement or other arrangement for the purchase, license, sale or other disposition, of any of the properties, assets or goodwill of ESI other than in the ordinary course of business and consistent with past practice;

                     (f) any damage, destruction or loss, whether or not covered by insurance that would have or is reasonably likely to have a Material Adverse Effect on ESI;

                     (g) any declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, the capital stock of ESI, any split, stock dividend, combination or recapitalization of the capital stock of ESI or any direct or indirect redemption, purchase or other acquisition by ESI of the capital stock of ESI;

                     (h) any labor dispute or claim of unfair labor practices, any change in the compensation payable or to become payable to any of ESI's officers, employees or agents earning compensation at an anticipated annual rate in excess of $10,000, or any bonus payment or arrangement made to or with any of such officers, employees or agents; or any change in the compensation payable or to become payable to any of ESI's other officers, employees or agents other than normal annual raises in accordance with past practice or any bonus payment or arrangement made to or with any of such officers, employees or agents other than normal bonuses or compensation increases noted on ITEM 2.10(h) hereof or other arrangements made in accordance with past practices;

                     (i) any change with respect to the management, supervisory, development or other key personnel of ESI (the management, supervisory, development and other key personnel of ESI are listed on ITEM 2.10(i) hereof);

                     (j) any payment or discharge of a lien or liability thereof, which lien or liability was not either (i) shown on the balance sheet as of the Balance Sheet Date included in the ESI Financial Statements or (ii) incurred in the ordinary course of business after the Balance Sheet Date;

                     (k) any obligation or liability incurred by ESI to any of its officers, directors or shareholders, or any loans or advances made to any of its officers, directors, shareholders or affiliates, except normal compensation and expense allowances payable to officers;

                     (l) any loss of one or more material ESI customers or such number of ESI customer which together represent a material amount of business which, in either case, could have a Material Adverse Effect on ESI;

                     (m) any amendment or change in the Articles of Incorporation or Bylaws of ESI;

                     (n) any issuance or sale of any debt or equity securities (including but not limited to stock) of ESI or of any options or other rights to acquire from ESI, directly or indirectly, any debt or equity securities (including but not limited to stock) of ESI other than the issuance of ESI Common Stock pursuant to the exercise of options and warrants outstanding as of the date of this Agreement; or

                     (o) except as contemplated by this Agreement, any execution, amendment, relinquishment, termination or non-renewal by ESI of, any contract, lease, transaction, commitment or other right or obligation other than in the ordinary course of ESI's business or, to ESI's knowledge, any written or oral indication or assertion by the other party thereto of problems with ESI's products or services or performance under such contract, lease, transaction, commitment or other right or obligation or its desire to so amend, relinquish, terminate or not renew any such contract, lease transaction, commitment or other right or obligation.

              2.11   AGREEMENTS AND COMMITMENTS.  Except as set forth in ITEM
2.11 delivered by ESI to Macromedia herewith, or as listed in ITEM 2.12, ITEM
2.15.3 or ITEM 2.15.6 as required by Section 2.12, Section 2.15.3 or Section 2.15.6, as the case may be, ESI is not a party or subject to any oral or written executory agreement, obligation or commitment that is material to ESI, its financial condition or business or which is described below and is not terminable within 60 days without cost or penalty to ESI, including but not limited to the following:

                     (a) Any contract, commitment, letter agreement, quotation or purchase order providing for payments by or to ESI in an aggregate amount of (i) $25,000 or more in the ordinary course of business or (ii) $10,000 or more not in the ordinary course of business;

                     (b) Any license agreement under which ESI is licensor (except for any nonexclusive software license granted by ESI to end-user customers where the form of the license, excluding standard immaterial deviations, has been provided or made available to Macromedia's counsel); or under which ESI is licensee (except for standard "shrink wrap" licenses for off-the-shelf software products);

                     (c) Any agreement by ESI to encumber, transfer or sell rights in or with respect to any ESI Intellectual Property (as defined in Section 2.12 hereof);

                     (d) Any agreement for the sale or lease of real or personal property involving more than $25,000 per year;

                     (e) Any dealer, distributor, sales representative, original equipment manufacturer, value added remarketer or other agreement for the distribution of ESI's products;

                     (f)    Any franchise agreement or financing statement;

                     (g)    Any stock redemption or purchase agreement;

                     (h) Any joint venture contract or arrangement or any other agreement that involves a sharing of profits with other persons or the payment of royalties to any other person;

                     (i) Any instrument evidencing indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee or otherwise, except for trade indebtedness or any advance to any employee of ESI incurred or made in the ordinary course of business, and except as disclosed in the ESI Financial Statements;

                     (j) Any contract containing covenants purporting to limit ESI's freedom to compete in any line of business in any geographic area; or

                     (k) Any contract or commitment for the employment of any officer, employee or consultant of ESI or any other type of contract or understanding with any officer, employee or consultant of ESI that is not immediately terminable by ESI without cost or liability.

                     All agreements, obligations and commitments listed in ITEM 2.11, ITEM 2.12, ITEM 2.15.3 or ITEM 2.15.6 as required by Section 2.11, Section 2.12, Section 2.15.3 or Section 2.15.6, as the case may be, are valid and in full force and effect, and except as expressly noted, a true and complete copy of each has been delivered or made available to Macromedia. Except as noted on
ITEM 2.11, neither ESI nor, to the knowledge of ESI, any other party is in breach of or default under any material term of any such agreement, obligation or commitment. ESI has no liability for renegotiation of government contracts or subcontracts which are material to ESI, its financial condition or business.

              2.12 INTELLECTUAL PROPERTY. ESI owns all right, title and interest in, or has the right to use, all patent applications, patents, trademark applications, trademarks, service marks, trade names, copyright applications, copyrights, trade secrets, know-how, technology and other intellectual property and proprietary rights used in or reasonably necessary to the conduct of its business as presently conducted and the business of the development, production, marketing, licensing and sale of commercial products, including, but not limited to, the Drumbeat 2000 and eStore Builder line of products, using such intellectual property and proprietary rights ("ESI INTELLECTUAL PROPERTY"). ESI has taken all reasonable measures to protect all ESI Intellectual Property, and, except as set forth on ITEM 2.12, to the best knowledge of ESI, ESI is not aware of any infringement of any ESI Intellectual Property by any third party. Set forth on ITEM 2.12 delivered to Macromedia herewith is a true and complete list of all copyright, mask work and trademark registrations and applications and all patents and patent applications for ESI Intellectual Property owned by ESI. ESI is not aware of any loss, cancellation, termination or expiration of any such registration or patent except as set forth on ITEM
2.12. Except as set forth on ITEM 2.12, the business of ESI as conducted as of the date hereof and as of the Closing Date does not infringe or violate any of the patents, trademarks, service marks, trade names, mask works, copyrights, trade secrets, proprietary rights or other intellectual property of any other person, and ESI has not received any written or oral claim or notice of infringement or potential infringement of the intellectual property of any other person which could be expected to have a Material Adverse Effect on ESI. ESI has the unrestricted, worldwide right to reproduce, manufacture, sell, license and distribute all of its products (such products being set forth in ITEM 2.12) and the right to use all of its registered user lists, and, to its knowledge, is not using any confidential information or trade secrets of any former employer of any past or present employees.

              2.13 COMPLIANCE WITH LAWS. ESI has complied, or prior to the Closing Date (as defined in Section 6.1 hereof) will have complied, and is or will be at the Closing Date (as defined in Section 6.1 hereof) in compliance, in all respects material to ESI, with all applicable laws, ordinances, regulations and rules, and all orders, writs, injunctions, awards, judgments and decrees, applicable to ESI or to the assets, properties and business of ESI, including, without limitation: (a) all applicable federal and state securities laws and regulations, (b) all applicable federal, state and local laws, ordinances and regulations, and all orders, writs, injunctions, awards, judgments and decrees, pertaining to (i) the sale, licensing, leasing, ownership or management of ESI's owned, leased or licensed real or personal property, products or technical data,
(ii) employment or employment practices, terms and conditions of employment, or wages and hours or (iii) safety, health, fire prevention, environmental protection (including toxic waste disposal and related matters described in Section 2.21 hereof), building standards, zoning or other similar matters, (c) the Export Administration Act and regulations promulgated thereunder or other laws, regulations, rules, orders, writs, injunctions, judgments or decrees applicable to the export or re-export of controlled commodities or technical data, (d) the Immigration Reform and Control Act and (e) all governmental and nongovernmental regulations related to the operation and use of the Internet. ESI has received all permits and approvals from, and has made all filings with, third parties, including government agencies and authorities, that are necessary to the conduct of its business as presently conducted.

              2.14 CERTAIN TRANSACTIONS AND AGREEMENTS. No person who is an officer or director of ESI, or a member of any officer's or director's immediate family, has any direct or indirect ownership interest in or any employment or consulting agreement with any firm or corporation that competes with ESI or Macromedia (except with respect to any interest in less than 1% of the outstanding voting shares of any corporation whose stock is publicly traded).
No person who is an officer or director of ESI, or any member of any officer's or director's immediate family, is directly or indirectly interested in any contract or informal arrangement with ESI, including, but not limited to, any loan arrangements, except for compensation for services as an officer (listed in Item 2.15.3), director or employee of ESI and except for the normal rights of a shareholder, warrantholder or optionholder. None of such officers or directors or family members has any interest in any (a) ESI Intellectual Property or (b) property (other than ESI Intellectual Property) used in the business of ESI whether such property is real or personal, tangible or intangible.

              2.15   EMPLOYEES.

                     2.15.1 Except as set forth in ITEM 2.15.1, (i) ESI has no employment contract or consulting agreement currently in effect that is not terminable at will without penalty or payment of compensation by ESI (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions) and (ii) all employees and consultants of ESI have executed ESI's standard form of assignments of copyright and other intellectual property rights to ESI.

                     2.15.2 ESI (a) has never been and is not now subject to a union organizing effort, (b) is not subject to any collective bargaining agreement with respect to any of its employees, (c) is not subject to any other contract, written or oral, with any trade or labor union, employees' association or similar organization, and (d) has no current labor dispute. ESI has good labor relations, and ESI has no knowledge of any facts indicating that the consummation of the transactions provided for herein (other than the contemplated reductions in force associated therewith) will have a material adverse effect on its labor relations, and has no knowledge that any of its key development or other employees (each of whom is listed on ITEM 2.15.2) intends to leave its employ.

                     2.15.3 ITEM 2.15.3 delivered by ESI to Macromedia herewith contains a list of all employment and consulting agreements, pension, retirement, disability, medical, dental or other health plans, life insurance or other death benefit plans, profit sharing, deferred compensation agreements, stock, option, bonus or other incentive plans, vacation, sick, holiday or other paid leave plans, severance plans or other similar employee benefit plans maintained by ESI or any trade or business which is treated as a single employer with ESI within the meaning of Code Section 414(b), (c), (m) or (o) (each an "ERISA AFFILIATE") (the "EMPLOYEE PLANS"), including without limitation all "employee benefit plans" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). ESI has delivered or made available to Macromedia a true and complete copy of, to the extent applicable,
(a) all Employee Plans, (b) the most recent annual report (Form 5500), (c) each trust agreement related to such Employee Plans, (d) the most recent summary plan description for each Employee Plan for which a summary plan description is required under ERISA and (e) the most recent Internal Revenue Service determination letter issued with respect to any Employee Plan. Except as set forth in ITEM 2.15.3, each of the Employee Plans, and its operation and administration, is in compliance with each of the respective Employee Plans' terms and all applicable, federal, state, local and other governmental laws and ordinances, orders, rules and regulations, including the requirements of ERISA and the Code. Except as set forth in ITEM 2.15.3, all such Employee Plans that are "employee pension benefit plans" (as defined in Section 3(2) of ERISA) which are intended to qualify under Section 401(a) of the Code have received favorable determination, opinion, notification or advisory letters with respect to such plans that such plans comply in form with the Tax Reform Act of 1986 or have remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Employee Plan. In addition, ESI has never been a participant in any "prohibited transaction," within the meaning of Section 406 of ERISA with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) which ESI sponsors as employer or in which ESI participates as an employer, which was not otherwise exempt pursuant to Section 408 of ERISA (including, but not limited to, any individual exemption granted under Section 408(a) of ERISA), or which could result in an excise tax under
Section 4975 of the Code. All Employee Plans, to the extent applicable, are in compliance with (a) the continuation coverage requirements of Section
4980B of the Code and Sections 601 through 608 of ERISA, (b) the Americans with Disabilities Act of 1990, as amended, and (c) the Family Medical Leave
Act of 1993, as amended, and the regulations thereunder. Except as set forth in Item 2.15.3 no employee of ESI and no person subject to any ESI health plan has made medical claims through such health plan during the twelve months preceding the date hereof for more than $10,000 or more, in the aggregate, or has any catastrophic illness.

                     2.15.4 No employee of ESI is in violation of any term of any employment contract, patent disclosure agreement or noncompetition agreement or any other contract or agreement, or any restrictive covenant, relating to the right of any such employee to be employed by ESI or to use trade secrets or proprietary information of others, and the employment of any employee of ESI does not subject ESI to any liability to any third party.

                     2.15.5 Except as set forth in ITEM 2.15.5, ESI is not a party to any (a) agreement with any employee of ESI (i) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving ESI in the nature of any of the transactions contemplated by this Agreement, the Agreement of Merger or the Certificate of Merger, (ii) providing any term of employment or compensation guarantee or (iii) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment, or (b) agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be materially increased, or the vesting of benefits of which will be materially accelerated, by the occurrence of any of the transactions contemplated by this Agreement, the Agreement of Merger or the Certificate of Merger or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement and the Agreement of Merger. ESI is not obligated to make any parachute payment, as defined in Section 280G(b)(2) of the Code, nor will any parachute payment be deemed to have occurred as a result of the transactions contemplated by this Agreement, the Articles of Merger or the Certificate of Merger.

                     2.15.6 A list of all employees, officers and consultants of ESI and their current base compensation as of the date of this Agreement is set forth on ITEM 2.15.6.

                     2.15.7 All contributions by ESI required to have been made or accrued as of the date hereof under the terms of any of the Employee Plans have been made or have been accrued on ESI's financial statements.

              2.16 CORPORATE DOCUMENTS. ESI has made available to Macromedia for examination all documents and information listed in ITEMS 2.1 through 2.26 or other exhibits called for by this Agreement which have been requested by Macromedia's legal counsel, including, without limitation, the following: (a) copies of ESI's Articles of Incorporation and Bylaws as currently in effect; (b) ESI's minute book containing all records of all proceedings, consents, actions and meetings of ESI's directors and shareholders; (c) ESI's stock ledger, journal and other records reflecting all stock issuances and transfers; and (d) all permits, orders and consents issued by any regulatory agency with respect to ESI, or any securities of ESI, and all applications for such permits, orders and consents.

              2.17 NO BROKERS. Except as set forth on ITEM 2.17, ESI is not obligated for the payment of fees or expenses of any investment banker, broker or finder in connection with the origin, negotiation or execution of this Agreement, the Agreement of Merger or the Certificate of Merger or in connection with any transaction provided for herein or therein.

              2.18 DISCLOSURE. This Agreement, its exhibits and schedules, any of the certificates or documents to be delivered by ESI to Macromedia under this Agreement taken together, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

              2.19   BOOKS AND RECORDS.  The books, records and accounts of ESI
(a) are in all material respects true and complete, (b) have been maintained in accordance with reasonable business practices on a basis consistent with prior years, (c) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of ESI and (d) accurately and fairly reflect the basis for the ESI Financial Statements.

              2.20 INSURANCE. ESI maintains, and at all times during the prior three years, maintained, fire and casualty, workers compensation, general liability, business interruption and product liability insurance (as listed on ITEM 2.20) which it believes to be reasonably prudent for similarly sized and similarly situated businesses. ITEM 2.20 sets forth all claims made under such insurance policies since January 1, 1997 and the premiums that apply with respect to such insurance policies as of the date of this Agreement. Except as set forth on ITEM 2.20, ESI has not changed insurance carriers since January 1, 1997.

              2.21   ENVIRONMENTAL MATTERS.

                     2.21.1 During the period that ESI has leased the premises currently occupied by it and those premises occupied by it since the date of its incorporation, to ESI's best knowledge, there have been no disposals, releases or threatened releases of Hazardous Materials (as defined below) on any such premises. ESI has no knowledge of any presence, disposals, releases or threatened releases of Hazardous Materials on or from any of such premises, which may have occurred prior to ESI having taken possession of any of such premises. For purposes of this Agreement, the terms "DISPOSAL," "RELEASE," and "THREATENED RELEASE" have the definitions assigned thereto by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C.
Section 9601 et seq., as amended ("CERCLA"). For the purposes of this Section 2.22, "HAZARDOUS MATERIALS" mean any hazardous or toxic substance, material or waste which is or becomes prior to the Closing Date (as defined in Section 6.1 hereof) regulated under, or defined as a "hazardous substance," "pollutant," "contaminant," "toxic chemical," "hazardous material,"

"toxic substance" or "hazardous chemical" under (i) CERCLA; (ii) the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 11001 ET SEQ.; (iii) the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, ET SEQ.; (iv) the Toxic Substances Control Act, 15 U.S.C. Section 2601 ET SEQ.; (v) the Occupational Safety and Health Act of 1970, 29 U.S.C.
Section 651 ET SEQ.; (vi) regulations promulgated under any of the above statutes; or (vii) any other applicable federal, state or local statute, ordinance, rule or regulation that has a scope or purpose similar to those identified above.

                     2.21.2 During the time that ESI has leased the premises, none of the premises currently leased by ESI or any premises previously occupied by ESI is in violation of any federal, state or local law, ordinance, regulation or order relating to industrial hygiene or to the environmental conditions in such premises, except as would not be reasonably likely to have a Material Adverse Effect.

                     2.21.3 During the time that ESI has leased the premises currently occupied by it or any premises previously occupied by ESI, neither ESI nor, to ESI's knowledge, any third party, has used, generated, manufactured or stored in such premises or transported to or from such premises any Hazardous Materials, except as would not be reasonably likely to have a Material Adverse Effect.

                     2.21.4 During the time that ESI has leased the premises currently occupied by it or any premises previously occupied by ESI, there has been no litigation, proceeding or administrative action brought or threatened in writing against ESI, or any settlement reached by ESI with, any party or parties alleging the presence, disposal, release or threatened release of any Hazardous Materials on, from or under any of such premises.

                     2.21.5 During the period that ESI has leased the premises currently occupied by it or any premises previously occupied by ESI, no Hazardous Materials have been transported from such premises to any site or facility now listed or proposed for listing on the National Priorities List, at 40 C.F.R. Part 300, or any list with a similar scope or purpose published by any state authority.

              2.22 GOVERNMENT CONTRACTS. All representations, certifications and disclosures made by ESI to any Government Contract Party (as defined below) have been in all material respects current, complete and accurate at the times they were made. There have been no acts, omissions or noncompliance with regard to any applicable public contracting statute, regulation or contract requirement (whether express or incorporated by reference) relating to any of ESI's contracts with any Government Contract Party (as defined below) in either case that have led to or could reasonably be expected to lead to, either before or after the Closing Date (as defined in Section 6.1 hereof), (a) any claim or dispute involving ESI and/or Macromedia as successor in interest to ESI and any Government Contract Party or (b) any suspension, debarment or contract termination, or proceeding related thereto. There has been no act or omission that relates to the marketing, licensing or selling to any Government Contract Party (as defined below) of any of ESI technical data and computer software and that has led to or could reasonably be expected to lead to, either before or after the Closing Date (as defined in Section 6.1 hereof), any cloud on any of ESI's rights in and to its technical data and computer software. All of ESI's development of technical data and computer software was developed exclusively at private expense. For purposes of this Section 2.22, the term "GOVERNMENT CONTRACT PARTY" means any independent or executive agency, division, subdivision, audit group or procuring office of the federal government, including any prime contractor of the federal government and any higher level subcontractor of a prime contractor of the federal government, and including any employees or agents thereof, in each case acting in such capacity.

              2.23 YEAR 2000 COMPLIANCE. ESI has conducted a reasonable review of all of its software products and all material operating codes, programs, utilities and other software, as well as all hardware and systems, utilized by it (collectively, "SYSTEMS") to determine whether such software products and Systems are designed to record, store, process and present millennial dates in the same manner, and with the same functionality, as provided on or before December 31, 1999, and are designed to not lose functionality or degrade in performance as a consequence of such software operating at a millennial date (such design and performance being referred to as "Y-2000 COMPLIANT"). To the extent such review identified software products or Systems that are not Y-2000 Compliant, (a) ESI has taken, or is planning to take, appropriate corrective action with respect to such software products and Systems, and the costs of such corrective action will not exceed, in the aggregate, $50,000, and (b) such software products and Systems and the related appropriate corrective action is described in ITEM 2.23. Except as set forth in
ITEM 2.23, to the best knowledge of ESI, all products or services supplied by third parties to ESI are Y-2000 Compliant.

              2.24 WARRANTIES. Except as set forth in ITEM 2.24, ESI has not provided to its customers (i) any express warranties, including any warranties related to Y-2000 Compliant issues, regarding the software products and services it provides to such customers or (ii) rights to obtain refunds with respect to such services.

              2.25   TITLE TO ESI COMMON STOCK.  To ESI's best knowledge
(i) each ESI Shareholder has valid title to the shares of ESI Common Stock to be sold by such shareholder as set forth on ITEM 2.3(a) hereto, and the legal right and power, and all authorizations and approvals required by law, to enter into this Agreement, and to sell, transfer and deliver the shares to be sold by such shareholder; (ii) no ESI Shareholder has sold, assigned or otherwise transferred to any third party any of his or her right, title or interest in or to any of the shares of ESI Common Stock set forth as owned by such shareholder on
ITEM 2.3(a) hereto; and (iii) there exists no pledge, lien, security interest, claim or encumbrance whatsoever on or relating to any of the shares of ESI Common Stock set forth as owned by such shareholder on ITEM 2.3(a) hereto. To ESI's Knowledge, no ESI Shareholder has claimed any interest in any additional shares of ESI Stock, or any options, warrants or other securities of ESI, except for the number of shares of ESI Common Stock which such person is shown to be the owner of on ITEM 2.3(a), and (b) no third party who is not listed on
ITEM 2.3(a) has made, or has, any claim of entitlement to receive any shares of the capital stock of ESI, any warrants or other rights to acquire any capital stock of ESI or any other securities of ESI.

              2.26 INFORMATION SUPPLIED. None of the information supplied or to be supplied by ESI for inclusion in the documents required to be filed with the California Commissioner of Corporations pursuant to Sections 25121 and 25142 of the CCSL (as defined below) and any necessary Information Statement (as defined below) (collectively, "NOTICE MATERIALS"), at the date such information is supplied and at the time of the meeting of the ESI Shareholders to be held to approve the Merger, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

       3.     REPRESENTATIONS AND WARRANTIES OF MACROMEDIA

              Each of Macromedia and Newco, where applicable, hereby represents and warrants, that, except as set forth on the Macromedia disclosure letter delivered to ESI herewith:

              3.1 ORGANIZATION AND GOOD STANDING. Each of Macromedia and Newco is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted.

              3.2    POWER, AUTHORIZATION AND VALIDITY.

                     3.2.1 Each of Macromedia and Newco has the corporate right, power, legal capacity and authority to enter into and perform its obligations under this Agreement, and all agreements to which Macromedia or Newco is or will be a party that are required to be executed pursuant to this Agreement (the "MACROMEDIA ANCILLARY AGREEMENTS"). The execution, delivery and performance of this Agreement and the Macromedia Ancillary Agreements have been duly and validly approved and authorized by Macromedia's Board of Directors and Newco's Board of Directors, as applicable.

                     3.2.2 No filing, authorization or approval, governmental or otherwise, is necessary to enable Macromedia to enter into, and to perform its obligations under, this Agreement and the Macromedia Ancillary Agreements, except for (a) the filing of the Agreement of Merger and the Certificate of Merger with the California Secretary of State and the Delaware Secretary of State, respectively, and the filing of appropriate documents with the relevant authorities of other states in which Macromedia is qualified to do business, if any, and (b) such post-closing filings as may be required to comply with federal and state securities laws.

                     3.2.3 This Agreement and the Macromedia Ancillary Agreements are, or when executed by Macromedia and Newco (as applicable) and the other parties thereto will be, valid and binding obligations of Macromedia and Newco, enforceable against Macromedia and Newco in accordance with their respective terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, (b) rules of law governing specific performance, injunctive relief and other equitable remedies and (c) the enforceability of provisions requiring indemnification; provided, however, that the Agreement of Merger, the Certificate of Merger and the Macromedia Ancillary Agreements will not be effective until the earlier of the Effective Time or the date provided for therein.

              3.3 NO VIOLATION OF CERTIFICATE OR LAWS. Neither the execution nor delivery of this Agreement or any Macromedia Ancillary Agreement, nor the consummation of the transactions contemplated hereby or thereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of (a) any provision of the Certificate of Incorporation or Bylaws of Macromedia or Newco, as currently in effect, or (b) any federal, state, local or foreign judgment, writ, decree, order, statute or regulation applicable to and that would have a material adverse effect on Macromedia or its assets or properties.

              3.4 DISCLOSURE. Macromedia has furnished ESI with its annual report on Form 10-K for its fiscal year ended March 31, 1999, its proxy statement for its annual stockholders meeting to be held on July 28, 1999 and all other reports or documents required to be filed by Macromedia pursuant to
Section 13(a) or 15(d) of the 1934 Act since the filing of the most recent annual report on Form 10-K (the "MACROMEDIA DISCLOSURE PACKAGE"). The Macromedia Disclosure Package, this Agreement, the exhibits and schedules hereto, and any certificates or documents to be delivered to ESI pursuant to this Agreement, when taken together, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

              3.5 VALID ISSUANCE. The Macromedia Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, the Agreement of Merger and the Certificate of Merger, be validly issued, fully paid and nonassessable.

       4.     ESI PRECLOSING COVENANTS

              During the period from the date of this Agreement until the Effective Time, ESI covenants to and agrees with Macromedia as follows:

              4.1 ADVICE OF CHANGES. ESI will promptly advise Macromedia in writing, (a) of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of ESI contained in this Agreement, if made on or as of the date of such event or the Closing Date (as defined in Section 6.1 hereof), untrue or inaccurate in any material respect and
(b) of any Material Adverse Effect on ESI.

              4.2 MAINTENANCE OF BUSINESS. If ESI becomes aware of a material deterioration in the relationship with any customer, supplier or key employee, it will promptly bring such information to the attention of Macromedia in writing and, if requested by Macromedia, will exert all reasonable efforts to restore the relationship.

              4.3 CONDUCT OF BUSINESS. Except as provided otherwise herein or as approved or recommended by Macromedia, ESI will not, without the prior written consent of the Chief Executive Officer or Chief Financial Officer of Macromedia, not to be unreasonably withheld:

                     (a) incur any indebtedness individually or in the aggregate in excess of $25,000;

                     (b) enter into any transaction or make any commitment involving an expense of ESI or capital expenditure by ESI in excess of $25,000 or accrue any liability in excess of the $425,000 that has been accrued as of the date of this Agreement under the bonus agreements listed on Item 2.15.3;

                     (c) encumber or permit to be encumbered any of its assets except in the ordinary course of its business consistent with past practice and to an extent which is not material;

                     (d) dispose of any of its assets except in the ordinary course of business consistent with past practice;

                     (e) enter into any material lease or contract for the purchase or sale of any property, real or personal, tangible or intangible, except in the ordinary course of business consistent with past practice or enter into any agreement of the types described in Section 2.11;

                     (f) fail to maintain its equipment and other assets in good working condition and repair according to the standards it has maintained to the date of this Agreement, subject only to ordinary wear and tear;

                     (g) except as set forth on ITEM 4.3(g), and except for the right of ESI to adjust the allocation of the Payments among ESI's employees, officers, consultant and other parties, pay any bonus, royalty, increased salary (except for increases in the ordinary course of business consistent with past practice) or special remuneration to any officer, employee or consultant (except pursuant to existing arrangements heretofore disclosed in writing to Macromedia) or enter into any new employment or consulting agreement with any such person, or enter into any new agreement or plan of the type described in Section 2.15.3;

                     (h)    change accounting methods;

                     (i) declare, set aside or pay any cash or stock dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any of its capital stock;

                     (j) amend or terminate any contract, agreement or license to which it is a party except those amended or terminated in the ordinary course of business, consistent with past practice, and which are not material in amount or effect;

                     (k) lend any amount to any person or entity, other than advances for travel and expenses which are incurred in the ordinary course of business consistent with past practice, not material in amount, which travel and expenses shall be documented by receipts for the claimed amounts;

                     (l) guarantee or act as a surety for any obligation except for the endorsement of checks and other negotiable instruments in the ordinary course of business, consistent with past practice;

                     (m) waive or release any material right or claim except in the ordinary course of business, consistent with past practice;

                     (n) issue or sell any shares of its capital stock of any class or any other of its securities, or issue or create any warrants, obligations, subscriptions, options, convertible securities, stock appreciation rights or other commitments to issue shares of capital stock, or accelerate the vesting of any outstanding option or other security;

                     (o) split or combine the outstanding shares of its capital stock of any class or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or affecting any other of its securities;

                     (p) except for the Merger, merge, consolidate or reorganize with, or acquire any entity;

                     (q)    amend its Articles of Incorporation or Bylaws;

                     (r) agree to any audit assessment by any tax authority or file any federal or state income or franchise tax return unless copies of such returns have been delivered to Macromedia for its review prior to filing;

                     (s) license any of ESI's technology or any of ESI's Intellectual Property, except in the ordinary course of business consistent with past practice;

                     (t) change any insurance coverage or issue any certificates of insurance;

                     (u) terminate the employment of any key employee listed in Item 2.10(i); or

                     (v) agree to do any of the things described in the preceding clauses 4.3(a) through 4.3(u).

              4.4 CERTAIN AGREEMENTS. ESI will cause all present employees and consultants of ESI who have not previously executed ESI's forms of assignments of copyright and other intellectual property rights to ESI to execute such forms, copies of which are attached hereto as EXHIBIT 4.4.

              4.5 SHAREHOLDER APPROVAL. Subject to Section 4.7, ESI will distribute an information statement (the "INFORMATION STATEMENT") at the earliest practicable date to submit this Agreement, the Escrow Agreement, the Merger and related matters for the consideration and approval of the ESI Shareholders, which approval will be recommended by ESI's Board of Directors and management. Such Information Statement will contain information, and will be solicited, in compliance with applicable law. ESI will use its reasonable best efforts to cause, as soon as practicable after the date of this Agreement, certain shareholders of ESI, who, together with the affiliates executing affiliates agreements pursuant to Section 4.17, hold an aggregate amount of greater than a majority of ESI's capital stock, to execute agreements in the form of Exhibit 4.5 agreeing to vote in favor of the Merger.

              4.6 INFORMATION STATEMENT. Subject to Section 4.7, ESI will send to its shareholders in a timely manner, for the purpose of considering and voting upon the Merger, the Notice Materials. ESI will promptly provide all information relating to its business and operations reasonably necessary for inclusion in the Notice Materials to satisfy all requirements of applicable state and federal securities laws. ESI shall be solely responsible for any statement, information or omission in the Notice Materials relating to it or its affiliates based upon written information furnished by it.

              4.7 PREPARATION OF PERMIT APPLICATION, HEARING REQUEST AND HEARING NOTICE. As promptly as practicable after the date hereof, Macromedia and ESI shall prepare and file with the California Commissioner of Corporations the documents required by the California Corporate Securities Law of 1968, as amended (the "CCSL"), pursuant to Sections 25121 and 25142 of the CCSL, in connection with the Merger. Each of Macromedia and ESI shall use its best efforts to have the Permit Application, Hearing Request and Hearing Notice declared effective under the CCSL as promptly as practicable after such filing.

              4.8 REGULATORY APPROVALS. ESI will execute and file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign, which may be reasonably required, or which Macromedia may reasonably request, in connection with the consummation of the transactions provided for in this Agreement. ESI will use all reasonable efforts to obtain or assist Macromedia in obtaining all such authorizations, approvals and consents.

              4.9 NECESSARY CONSENTS. ESI will use its reasonable best efforts to obtain such written consents and take such other actions as may be necessary or appropriate for ESI, in addition to those set forth in Section 4.5, to facilitate and allow the consummation of the transactions provided for herein and to facilitate and allow Macromedia to carry on ESI's business after the Closing Date (as defined in Section 6.1 hereof).

              4.10 LITIGATION. ESI will notify Macromedia in writing promptly after learning of any action, suit, proceeding or investigation by or before any court, board or governmental agency, initiated by or against ESI or threatened against it.

              4.11 NO OTHER NEGOTIATIONS. From the date hereof until the termination of this Agreement (provided such termination is not in breach of this Agreement) or the consummation of the Merger, ESI will not, and will not authorize any officer, director, employee or affiliate of ESI, or any other person, on its behalf, directly or indirectly, to (a) solicit, facilitate, discuss or encourage any offer, inquiry or proposal received from any party other than Macromedia, concerning the possible disposition of all or any substantial portion of ESI's business, assets or capital stock by merger, sale or any other means or to otherwise solicit, facilitate, discuss or encourage any such disposition (other than the Merger), or (b) provide any confidential information to or negotiate with any third party other than Macromedia in connection with any offer, inquiry or proposal concerning any such disposition. ESI will immediately notify Macromedia of any such offer, inquiry or proposal.

              4.12 ACCESS TO INFORMATION. Until the Closing Date (as defined in Section 6.1 hereof) and subject to the terms and conditions hereof relating to the confidentiality and use of confidential and proprietary information, ESI will provide Macromedia and its agents with reasonable access, during regular business hours, to the files, books, records and offices of ESI, including, without limitation, any and all information relating to ESI taxes, commitments, contracts, leases, licenses, real, personal and intangible property, and financial condition, and specifically including, without limitation, access to ESI source code reasonably necessary for Macromedia to complete its diligence review of the ESI products and technology. ESI will cause its accountants to cooperate with Macromedia and its agents in making available all financial information reasonably requested, including without limitation the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants.

              4.13 SATISFACTION OF CONDITIONS PRECEDENT. ESI will use all reasonable efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Section 8, and ESI will use all reasonable efforts to cause the transactions provided for in this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions provided for herein.

              4.14 BLUE SKY LAWS. ESI shall use its best efforts to assist Macromedia to the extent necessary to comply with the securities and Blue Sky laws of all jurisdictions applicable in connection with the Merger.

              4.15 NOTIFICATION OF EMPLOYEE PROBLEMS. ESI will promptly notify Macromedia if any of ESI's officers becomes aware that any of the key employees listed in ITEM 2.15.2 intends to leave its employ.

              4.16 TERMINATION OF EMPLOYEE PLANS. The Employee Plans shall, to the extent practicable, be maintained in effect by Macromedia or Newco until the Continuing Employees (as defined below) are allowed to participate in such similar benefit plans or benefit arrangements of Macromedia; provided, however, that ESI shall take all corporate actions necessary to terminate on the Effective Time all Employee Plans maintained by it, unless otherwise specifically agreed to by Macromedia, and that Macromedia shall provide to employees of ESI on the Effective Time, similar benefit plans and benefit arrangements that are maintained and in effect by Macromedia or Newco. Macromedia shall use reasonable efforts to attempt to ensure that: (a) to the extent practicable, any pre-existing condition limitations contained in such health plans and health benefit arrangements for any Continuing Employee who would be deemed under such health plans and health benefit arrangements to have a disqualifying pre-existing condition are waived, to the extent such condition was covered by a plan immediately prior to the Effective Time (provided that, in the case of disability and life insurance plans, such Continuing Employee is actively at work and is not hospitalized or on disability leave as of the Effective Time), and (b) to the extent practicable, such benefit plans and benefit arrangements give full credit to each Continuing Employee for such Continuing Employee's period of service with ESI prior to the Effective Time for all purposes for which such service was recognized under any of the Employee Plans prior to the Effective Time. For purposes of this 4.16, "Continuing Employee" shall mean any employee of ESI prior to the Effective Time who continues as an employee of Macromedia or Newco (or, if Newco merges into ESI, ESI) after the Effective Time.

              4.17 ESI AFFILIATES AGREEMENTS. To help ensure that the issuance of Macromedia Common Stock in the Merger complies with the Securities Act and that the Merger will be accounted for as a "pooling of interests," concurrently with the execution of this Agreement ESI will deliver to Macromedia a letter identifying all persons who are, in ESI's reasonable judgment, "affiliates" of ESI at the time this Agreement is executed (the "ESI AFFILIATES"), including, but not limited to, Joe Schoendorf, Michael Bergeron, Kirk Cunningham, Jean Dunn, Keith Fox, Peter Hirshberg, John Kernan, Robert Jaffe and Eileen Richardson. ESI will provide Macromedia with all information and documents needed to evaluate this list for compliance with securities laws. ESI will cause each of its affiliates to deliver to Macromedia, a written agreement (the "ESI AFFILIATES AGREEMENT"), in the form of EXHIBIT 4.17, providing (a) that such person (i) has not made and will not make any disposition of ESI Common Stock in the 30-day period prior to the Effective Time, (ii) will not offer to sell, sell or otherwise dispose of any of the Macromedia Common Stock issued to such person in the Merger in violation of the Securities Act and Rule 145 promulgated thereunder, as they may be amended from time to time, and (iii) will make no disposition of Macromedia Common Stock after the Effective Time until Macromedia shall have publicly released a report including the combined financial results of Macromedia and ESI for a period of at least 30 days of combined operations of Macromedia and ESI; and (b) such other representations as may be reasonably requested by Macromedia, its accountants or its attorneys for the purpose of ensuring "pooling of interests" accounting.

              4.18 ESI DISSENTING SHARES. As promptly as practicable after the date the Information Statement is distributed to the ESI Shareholders and prior to the Closing Date, ESI shall furnish Macromedia with the name and address of each ESI Shareholder who has up to such time dissented and the number of shares owned by such ESI Shareholders (the "DISSENTING SHARES").

              4.19 POOLING ACCOUNTING. ESI shall use its best efforts to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests. ESI shall use its best efforts to cause the ESI Affiliates not to take any action that would adversely affect the ability of Macromedia to account for the business combination to be effected by the Merger as a pooling of interests.

              4.20 EMPLOYMENT AGREEMENTS. Jorge Taylor, John Albano, David Halbakken, Russ Helfand and Amit Kishnani shall each execute and deliver to Macromedia employment agreements substantially in the form of EXHIBIT 4.20 attached hereto (the "EMPLOYMENT AGREEMENTS"), which agreements shall become effective at the Effective Time.

              4.21 ESCROW AGREEMENT. ESI and Peter Hirshberg, as representative of the ESI Shareholders (the "REPRESENTATIVE") shall have executed and delivered the Escrow Agreement, which agreement shall become effective at the Effective Time.

       5.     MACROMEDIA PRECLOSING COVENANTS

              During the period from the date of this Agreement until the Effective Time, Macromedia covenants to and agrees with ESI as follows:

              5.1 ACCESS TO INFORMATION. Until the Closing Date (as defined in Section 6.1 hereof) and subject to the terms and conditions hereof relating to confidentiality and use of confidential and proprietary information, Macromedia will provide ESI and its agents with reasonable access to its management and officers and material information regarding Macromedia, including, without limitation, material information relating to Macromedia's business, intellectual property and financial condition. Macromedia will cause its accountants to cooperate with ESI's accountants in making available all financial information reasonably requested to evaluate Macromedia's financial package.

              5.2 SATISFACTION OF CONDITIONS PRECEDENT. Macromedia will use all reasonable efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Section 7, and Macromedia will use all reasonable efforts to cause the transactions provided for in this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions provided for herein.

              5.3 REGULATORY APPROVALS. Macromedia will execute and file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign, which may be reasonably required, or which ESI may reasonably request, in connection with the consummation of the transactions provided for in this Agreement. Macromedia will use all reasonable efforts to obtain all such authorizations, approvals and consents.

              5.4 MACROMEDIA AFFILIATES AGREEMENTS. To facilitate the treatment of the Merger for accounting purposes as a "pooling of interests," Macromedia will use all reasonable efforts to cause each of its affiliates ("MACROMEDIA AFFILIATES") to execute and deliver to Macromedia, on or prior to Closing, a written agreement (the "MACROMEDIA AFFILIATE AGREEMENT") in substantially the form of EXHIBIT 5.4 providing that such person has not made and will not make any disposition (subject to certain exceptions) of Macromedia Common Stock (a) in the 30-day period prior to the Effective Time or (b) after the Effective Time until Macromedia shall have publicly released its first report of financial statements that include the combined financial results of Macromedia and ESI for a period of at least 30 days of combined operations.

              5.5 PREPARATION OF PERMIT APPLICATION, HEARING REQUEST AND HEARING NOTICE. As promptly as practicable after the date hereof, Macromedia, with ESI's assistance, shall prepare and file with the California Commissioner of Corporations the documents required by the CCSL, pursuant to Sections 25121 and 25142 of the CCSL, in connection with the Merger. Macromedia, with ESI's assistance, shall use its best efforts to have the Permit Application, Hearing Request and Hearing Notice declared effective under the CCSL as promptly as practicable after such filing.

              5.6 INTERIM LOAN FOR PAYROLL AND EMPLOYEE BENEFIT EXPENSES. In the event that (i) the Merger does not close by August 15, 1999, (ii) ESI has not breached any covenant contained in Section 4.1, 4.2 or 4.3 of the Agreement and (iii) ESI is unable to pay its payroll and employee benefit expenses with available cash, Macromedia will loan to ESI, on a weekly basis, until the earlier of (x) the Closing Date or (y) the termination of the Merger pursuant to
Section 9 hereof, an amount of cash sufficient to meet ESI's outstanding payroll and employee benefit expenses (as determined jointly by Macromedia and ESI) at prevailing market interest rates and terms. Upon the Closing of the Merger, any amounts owed under such loans by ESI to Macromedia shall be forgiven.

       6.     CLOSING MATTERS

              6.1 THE CLOSING. Subject to termination of this Agreement as provided in Section 9 below, the closing of the transactions provided for herein (the "CLOSING") will take place at the offices of Fenwick & West LLP, Two Palo Alto Square, Palo Alto, California 94306 at 10:00 a.m., Pacific Time on or before August 31, 1999, or, if all conditions to Closing have not been satisfied or waived by such date, such other place, time and date as ESI and Macromedia may mutually select (the "CLOSING DATE"). Prior to or concurrently with the Closing, the Agreement of Merger and such officers' certificates or other documents as may be required to effectuate the Merger will be filed in the office of the California Secretary of State and the Certificate of Merger and such certificates of approval or other documents as may be required to effectuate the Merger will be filed in the office of the Delaware Secretary of State. Accordingly, the Merger will become effective at the Effective Time.

              6.2    EXCHANGE OF CERTIFICATES.

                     6.2.1 As of the Effective Time, all shares of ESI Common Stock that are outstanding immediately prior thereto will, by virtue of the Merger and without further action, cease to exist, and all such shares (other than dissenters' shares) will be converted into the right to receive from Macromedia the number of shares of Macromedia Common Stock determined as set forth in Section 1.1, subject to Section 1.2 and 1.3 hereof.

                     6.2.2 At and after the Effective Time, each certificate representing outstanding shares of ESI Common Stock will represent the number of shares of Macromedia Common Stock into which such shares of ESI Common Stock have been converted, and such shares of Macromedia Common Stock will be deemed registered in the name of the holder of such certificate. As soon as practicable after the Effective Time, Macromedia will prepare and mail a letter of transmittal in a form reasonably acceptable to ESI requesting each holder of shares of ESI Common Stock to surrender (a) the certificates for such shares (the "ESI CERTIFICATES") to Macromedia for cancellation or (b) an affidavit of lost certificate (or nonissued) and a bond in form reasonably satisfactory to Macromedia (a "BOND") and to execute and deliver representations as to such ESI Shareholders' valid and marketable title to such holder's shares of ESI Common Stock (the "ESI SHAREHOLDER REPRESENTATIONS"). Promptly following the Effective Time and receipt of the ESI Certificates and/or the Bonds and the ESI Shareholder Representations, Macromedia will cause its transfer agent to issue to such surrendering holder certificate(s) for the number of shares of Macromedia Common Stock to which such holder is entitled pursuant to Section 1.1, subject to Section 1.2 hereof, less the shares of Macromedia Common Stock deposited into escrow pursuant to Section 1.3 hereof, and Macromedia will distribute any cash payable under Section 1.2.

                     6.2.3 All shares of Macromedia Common Stock (and, if applicable, cash in lieu of fractional shares) delivered upon the surrender of ESI Certificates in accordance with the terms hereof will be delivered to the registered holder or placed in escrow with the Escrow Agent, as applicable. After the Effective Time, there will be no further registration of transfers of the shares of ESI Common Stock on the stock transfer books of ESI. If, after the Effective Time, ESI Certificates are presented for transfer or for any other reason, they will be canceled and exchanged and certificates therefor will be delivered or placed in escrow as provided in this Section 6.2. Notwithstanding anything herein to the contrary, except to the extent waived by Macromedia, any ESI Certificate that is not properly submitted to Macromedia for exchange and cancellation within three years after the Effective Time shall no longer evidence ownership of or any right to receive shares of Macromedia Common Stock and all rights of the holder of such ESI Certificate, with respect to the shares previously evidenced by such ESI Certificate, shall cease.

                     6.2.4 Until ESI Certificates representing ESI Common Stock outstanding prior to the Merger are surrendered pursuant to Section 6.2.2 above, such certificates will be deemed, for all purposes, to evidence ownership of (a) the number of shares of Macromedia Common Stock into which the shares of ESI Common Stock will have been converted, subject to the obligation to place a portion thereof in escrow as required hereby, and (b) if applicable, cash in lieu of fractional shares.

              6.3 ASSUMPTION OF WARRANTS AND OPTIONS. Within a reasonable time period after the Effective Time, Macromedia will notify in writing each holder of an ESI Option of: (i) the assumption of such ESI Options by Macromedia, (ii) the conversion of such ESI Options into Macromedia Options, (iii) the number of shares of Macromedia Common Stock that are subject to such Macromedia Options and (iv) the exercise price of such Macromedia Options as determined pursuant to Section
1.1.2 hereof.

              6.4 DISSENTING SHARES. Notwithstanding anything to the contrary contained in this Agreement, any shares of ESI Common Stock that, as of the Effective Time, are or may become "dissenting shares" within the meaning of
Section 1300(b) of the California Corporations Code shall not be converted into or represent the right to receive Macromedia Common Stock in accordance with
Section 1.1.1 (or cash in lieu of fractional shares in accordance with Section 1.2), and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders in Chapter 13 of the California General Corporation Law; provided, however, that if the status of any such shares as "dissenting shares," shall not be perfected, or if any such shares lose their status as "dissenting shares," then, as of the latter of the Effective Time or the time of the failure to perfect such status or the loss of such status, such shares shall automatically be converted into and shall represent only the right to receive (upon surrender of the certificate or certificates representing such shares) Macromedia Common Stock in accordance with Section 1.1.1 (and cash in lieu of fractional shares in accordance with Section 1.2).

       7.     CONDITIONS TO OBLIGATIONS OF ESI

       ESI's obligations hereunder are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by ESI, but only in a writing signed on behalf of ESI by its Chief Executive Officer or Chief Financial Officer):

              7.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Macromedia set forth in Section 3 shall be true and accurate in every material respect on and as of the Closing Date with the same force and effect as if they had been made at the Closing, and ESI shall have received a certificate to such effect executed on behalf of Macromedia by its Chief Executive Officer or Chief Financial Officer.

              7.2 COVENANTS. Macromedia shall have performed and complied in all material respects with all of its covenants contained in Section 5 on or before the Closing Date, and ESI shall have received a certificate to such effect executed on behalf of Macromedia by its Chief Executive Officer or Chief Financial Officer.

              7.3 COMPLIANCE WITH LAW. There shall be no order, decree, or ruling by any court or governmental agency or threat thereof, or any other fact or circumstance, which would prohibit or render illegal the transactions contemplated by this Agreement.

              7.4 GOVERNMENT CONSENTS. There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken such other actions, as may be required to consummate the Merger by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, including but not limited to satisfaction of all requirements under applicable federal and state securities laws.

              7.5 DOCUMENTS. ESI shall have received all written consents, assignments, waivers, authorizations or other certificates reasonably deemed necessary by ESI's legal counsel to consummate the transactions provided for herein.

              7.6 NO LITIGATION. No litigation or proceeding shall be pending which will have the probable effect of enjoining or preventing the consummation of any of the transactions provided for in this Agreement.

              7.7 OPINION OF MACROMEDIA'S COUNSEL. ESI shall have received from Fenwick & West LLP, counsel to Macromedia, an opinion substantially in the form of EXHIBIT 7.7.

              7.8 PERMIT. The California Commissioner of Corporations shall have issued a permit declaring the Permit Application, Hearing Request and Hearing Notice with respect to the Merger effective.

              7.9 EMPLOYMENT AGREEMENTS. Macromedia shall have executed and delivered the Employment Agreements.

              7.10 ESCROW AGREEMENT. Macromedia shall have executed and delivered the Escrow Agreement.

       8.     CONDITIONS TO OBLIGATIONS OF MACROMEDIA

              The obligations of Macromedia hereunder are subject to the fulfillment or satisfaction on, and as of the Closing, of each of the following conditions (any one or more of which may be waived by Macromedia, but only in a writing signed on behalf of Macromedia by its Chief Executive Officer or Chief Financial Officer):

              8.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of ESI set forth in Section 2 shall be true and complete in all material respects as of the Closing with the same force and effect as if they had been made at the Closing, and Macromedia shall have received a certificate to such effect executed on behalf of ESI by its Chief Executive Officer or Chief Financial Officer.

              8.2 COVENANTS. ESI shall have performed and complied in all material respects with all of its covenants contained in Section 4 on or before the Closing and Macromedia shall have received a certificate to such effect signed on behalf of ESI by its Chief Executive Officer or Chief Financial Officer.

              8.3 COMPLIANCE WITH LAW. There shall be no order, decree, or ruling by any court or governmental agency or threat thereof, or any other fact or circumstance, which would prohibit or render illegal the transactions provided for in this Agreement.

              8.4 GOVERNMENT CONSENTS. There shall have been obtained at or prior to the Closing Date such permits or authorizations and there shall have been taken such other action, as may be required to consummate the Merger by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, including but not limited to satisfaction of all requirements under applicable federal and state securities laws.

              8.5 OPINION OF ESI'S COUNSEL. Macromedia shall have received from Cooley Godward LLP, counsel to ESI, an opinion substantially in the form of
EXHIBIT 8.5, including, among other things, an opinion on the capitalization of ESI.

              8.6 REQUISITE APPROVALS. The principal terms of this Agreement, the Agreement of Merger and the Certificate of Merger shall have been approved and adopted by the written consent or vote of all the ESI Shareholders, as required by applicable law and ESI's Articles of Incorporation and Bylaws and by ESI's Board of Directors.

              8.7 NO LITIGATION. No litigation or proceeding shall be pending which will have the probable effect of enjoining or preventing the consummation of any of the transactions provided for in this Agreement. No litigation or proceeding shall be pending which could reasonably be expected to have a Material Adverse Effect on ESI that has not been previously disclosed to Macromedia herein.

              8.8 DOCUMENTS. Macromedia shall have received all written consents, assignments, waivers, authorizations or other certificates reasonably deemed necessary by Macromedia's legal counsel to provide for the continuation in full force and effect of any and all material contracts and leases of ESI, and for Macromedia to consummate the transactions contemplated hereby.

              8.9 POOLING LETTER. Each of Macromedia and ESI shall have received a letter from KPMG LLP and Ernst & Young LLP, respectively, regarding that firm's concurrence with Macromedia's managements' and ESI's managements' conclusions as to the appropriateness of pooling-of-interest accounting for the Merger under Accounting Principles Board Opinion No. 16, if the Merger is consummated in accordance with this Agreement; provided that the failure of KPMG LLP to deliver such letter shall not constitute a failure of this condition if KPMG LLP shall refuse to issue such letter because of actions taken by Macromedia (unless with ESI's consent) between the signing of this Agreement and the Closing Date.

              8.10 ESCROW. Macromedia shall have received the Escrow Agreement executed by ESI, the Representative and Chase Manhattan Bank and Trust Company, N.A., as escrow agent.


              8.11 EMPLOYMENT AGREEMENTS. Jorge Taylor, John Albano, David Halbakken, Russ Helfand and Amit Kishnani will have executed and delivered to
Macromedia the Employment Agreements.   In addition, at least five of the
following individuals will have accepted employment with Macromedia: Randy Edmunds, Lawrence Teschmacher, Jarek Kloda, Charles Newman, Sam Mathews, Justin Palm, John Darwell and Jim Ruehlin.


              8.12   ESI AFFILIATES AGREEMENT.  The ESI Affiliates named in
Section 4.17 hereof will have executed and delivered to Macromedia the ESI Affiliates Agreements.

              8.13 ABSENCE OF MATERIAL ADVERSE CHANGE. There shall not have been any Material Adverse Effect on ESI.

              8.14 TERMINATION OF RIGHTS. Any registration rights, rights of first refusal, rights to any liquidation preference, or redemption rights of any ESI Shareholder shall have been terminated or waived as of the Closing.

              8.15 RESIGNATIONS. The directors of ESI in office immediately prior to the Effective Time of the Merger shall have resigned as directors of ESI effective as of the Effective Time of the Merger.

              8.16 DISSENTING SHARES. The number of shares of ESI Common Stock eligible to become Dissenting Shares shall not constitute more than 9% of the total number of shares of ESI Common Stock outstanding immediately prior to the Effective Time.

              8.17 PERMIT. The California Commissioner of Corporations shall have issued a permit declaring the Permit Application, Hearing Request and Hearing Notice with respect to the Merger effective.

              8.18 TERMINATION OF AGREEMENTS. All rights of the parties under ESI's Amended and Restated Investors' Rights Agreement dated as of January 12, 1999 and ESI's Amended and Restated Co-Sale and Right of First Refusal Agreement dated as of January 12, 1999 shall have terminated.


       8A.    MACROMEDIA POST-CLOSING COVENANTS

              8A.1   ESI EMPLOYEES.  Macromedia will use all reasonable efforts to implement actions with respect to current ESI employees as set forth on
EXHIBIT 8A.1; provided, however, that Macromedia may make reasonable changes to the parameters of the actions listed, not materially inconsistent therewith, before the Closing Date.

              8A.2   FORM S-8.  Promptly after the Effective Time, to the extent
Macromedia Common Stock underlying Macromedia Options is not already registered on a Form S-8 filed with the Securities and Exchange Commission, Macromedia will cause a Form S-8 to be filed with the Securities and Exchange Commission to register such Macromedia Common Stock (other than Macromedia Common Stock underlying warrants).

              8A.3   PAYMENT OF BROKER'S FEE.  Macromedia will pay (or will
cause the surviving corporation to pay) the broker's fee of $450,000 listed on
EXHIBIT 8A.3 at the Closing Date or as soon as practicable thereafter.

       9.     TERMINATION OF AGREEMENT

              9.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger by the shareholders of ESI:

                     (a)    by the mutual written consent of Macromedia and ESI;

                     (b) Unless otherwise specifically provided herein or agreed in writing by Macromedia and ESI, upon notice by either party, this Agreement will be terminated if all the conditions to Closing have not been satisfied or waived on or before August 31, 1999 (the "FINAL

DATE") other than as a result of a breach of this Agreement by the terminating party, or a breach by any of the affiliates of the terminating party of the Affiliate Agreements.

                     (c) by ESI, if there has been a breach by Macromedia of any representation, warranty, covenant or agreement set forth in this Agreement on the part of Macromedia, or if any representation of Macromedia will have become untrue, in either case which has or can reasonably be expected to have a material adverse effect on Macromedia and which Macromedia fails to cure within a reasonable time, not to exceed thirty (30) days, after written notice thereof (except that no cure period will be provided for a breach by Macromedia which by its nature cannot be cured);

                     (d) by Macromedia, if there has been a breach by ESI of any representation, warranty, covenant or agreement set forth in this Agreement on the part of ESI, or if any representation of ESI will have become untrue, in either case which has or can reasonably be expected to have a Material Adverse Effect on ESI and which ESI fails to cure within a reasonable time not to exceed thirty (30) days after written notice thereof (except that no cure period will be provided for a breach by ESI which by its nature cannot be cured); or

                     (e) by either party, if a permanent injunction or other order by any Federal or state court which would make illegal or otherwise restrain or prohibit the consummation of the Merger will have been issued and will have become final and nonappealable.

              Any termination of this Agreement under this Section 9.1 will be effective by the delivery of written notice of the terminating party to the other party hereto.

              9.2 CERTAIN CONTINUING OBLIGATIONS. Following any termination of this Agreement pursuant to this Section 9, the parties hereto will continue to perform their respective obligations under Section 11 but will not be required to continue to perform their other covenants under this Agreement.

              9.3 NON-SOLICITATION OF EMPLOYEES. For a period of six (6) months following the termination of this Agreement pursuant to this Section 9 Macromedia will not directly or indirectly solicit away employees of ESI for its own benefit or for the benefit of any other person or entity, and shall not in any event hire or agree to hire any of such employees prior to the date that is six (6) months following the termination of this Agreement pursuant to this
Section 9.

       10. SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION AND REMEDIES, CONTINUING COVENANTS

              10.1   SURVIVAL OF REPRESENTATIONS.

                     10.1.1 REPRESENTATIONS OF ESI. All representations, warranties and covenants of ESI contained in this Agreement will remain operative and in full force and effect (but only as of the date they were made and as of the date of Closing) after the Closing, regardless of any investigation made by or on behalf of the parties to this Agreement; PROVIDED, HOWEVER, that

                            (a)    no claim for violations of representations
and warranties contained in Section 2.7 shall be made unless Macromedia gives written notice to ESI no later than five business days after the issuance of Macromedia's press release regarding its audited financial results for the fiscal year ending March 31, 2000.

                            (b)    no claim for violations of representations
and warranties other than those contained in Section 2.7 shall be made unless Macromedia gives written notice to ESI on or prior to twelve months after the Closing; and

                     The applicable date after which claims are barred under
Section 10.1.1(a) or (b) shall be referred to as the "APPLICABLE EXPIRATION
DATE."

                     Except for the obligations of ESI under Section 11 below, the representations, warranties and covenants of ESI contained in this Agreement will terminate as of the termination of this Agreement in accordance with its terms.

                     10.1.2 REPRESENTATIONS OF MACROMEDIA. Except for Macromedia's obligations pursuant to Section 11 below, Macromedia's representations, warranties and covenants contained in this Agreement will terminate as of the termination of this Agreement in accordance with its terms or, if the Closing occurs, such representations, warranties and covenants will remain operative and in full force and effect after the Closing until the termination of the Escrow as provided below.

              10.2   ESI SHAREHOLDERS AGREEMENT TO INDEMNIFY.

                     10.2.1 INDEMNIFICATION BY ESI SHAREHOLDERS. Subject to the limitations set forth in this Section 10.2, the ESI Shareholders, jointly and severally (with respect to the Escrow Shares and any other assets held in Escrow pursuant to the Escrow Agreement), will indemnify and hold harmless Macromedia and its respective officers, directors, agents and employees, and each person, if any, who controls or may control Macromedia within the meaning of the Securities Act (hereinafter in this Section 10.2 referred to individually as an "INDEMNIFIED PERSON" and collectively as "INDEMNIFIED PERSONS") from and against any and all claims, demands, actions, causes of action, losses, costs, damages, liabilities and expenses including, without limitation, reasonable legal fees (collectively, "DAMAGES"):

                     (a) Arising out of any misrepresentation or breach of or default in connection with any of the representations, warranties or covenants given or made by ESI in this Agreement or any certificate, document or instrument delivered by or on behalf of ESI pursuant hereto; or

                     (b) Resulting from any failure of any ESI Shareholder to have good, valid and marketable title to the issued and outstanding ESI Common Stock held by such shareholders, free and clear of all liens, claims, pledges, options, adverse claims, assessments or charges of any nature whatsoever, or to have full right, capacity and authority to vote such ESI Common Stock in favor of the Merger and the other transactions contemplated by the Agreement of Merger or Certificate of Merger.

                     10.2.2 LIMITATIONS. Except as provided under Section 10.2.3, this Section 10.2 sets forth the sole and exclusive remedies of the Indemnified Persons under this Agreement following the Closing. The ESI Shareholders shall not incur liability under Section 10.2.1, beyond the Escrow Shares and any other assets deposited in escrow pursuant to the Escrow Agreement and the Indemnified Persons shall exercise their remedies only with respect to the Escrow Shares and any other assets deposited in escrow pursuant to the Escrow Agreement. The ESI Shareholders shall not have any liability under this
Section 10 until and except to the extent that the aggregate amount of Damages exceeds $50,000. If the total amount of Damages exceeds $50,000, then the Indemnified Persons shall be entitled to be indemnified against the full amount of such Damages and not merely the portion of such Damages exceeding $50,000.

                     10.2.3 EXCEPTIONS TO LIMITATIONS. None of the provisions of this Section 10 or of the Escrow Agreement shall in any manner limit the liability or indemnification obligations of the ESI Shareholders with respect to
(i) claims of intentional misrepresentation or fraud, (ii) any criminal matters or (iii) any claim concerning the title of any ESI Shareholder to the shares of the ESI Common Stock or ESI Preferred Stock that are acquired by Macromedia hereunder; provided, however, that with respect to clause (iii) above, the Indemnified Persons may only make a claim against the particular ESI Shareholder whose title is in question, and the Indemnified Persons must first exercise their remedies with respect to such ESI Shareholder's pro rata portion of the Escrow Shares before seeking additional damages from such ESI Shareholder.

                     10.2.4 SURVIVAL OF CLAIMS. Notwithstanding anything to the contrary, if, prior to the expiration of a particular representation or warranty, an Indemnified Person makes a claim for indemnification under either this Agreement or the Escrow Agreement with respect to a misrepresentation or breach of such representation or warranty, then the Indemnified Person's rights to indemnification under this Section 10.2 for such claim shall survive any expiration of such representation or warranty; provided such Indemnified Person diligently pursues resolution of such claims.

                     10.2.5 INDEMNIFICATION PROCEDURES. Peter Hirshberg shall act as the representative of the ESI Shareholders (the "REPRESENTATIVE") for purposes of the Escrow Agreement and the indemnification provisions of this
Section 10.2, is duly authorized to be such Representative and may bind the ESI Shareholders. Promptly after the receipt by Macromedia of notice or discovery of any claim, damage or legal action or proceeding giving rise to indemnification rights under this Agreement, Macromedia will give the Representative and the Escrow Agent written notice of such claim, damage, legal action or proceeding (a "CLAIM") in accordance with Section 3 of the Escrow Agreement. Other procedures with respect to indemnification rights and obligations hereunder shall be as set forth in the Escrow Agreement. Macromedia may assert a claim at any time prior to the Applicable Expiration Date.

       11.    MISCELLANEOUS

              11.1 GOVERNING LAW; DISPUTE RESOLUTION. The internal laws of the State of California (irrespective of its choice of law principles) will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto. Any dispute hereunder ("DISPUTE") shall be settled by arbitration in San Francisco, California, and, except as herein specifically stated, in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA RULES") then in effect. However, in all events, these arbitration provisions shall govern over any conflicting rules which may now or hereafter be contained in the AAA Rules. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the subject matter thereof. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a Dispute.

                     11.1.1 COMPENSATION OF ARBITRATOR. Any such arbitration will be conducted before a single arbitrator who will be compensated for his or her services at a rate to be determined by the parties or by the American Arbitration Association, but based upon reasonable hourly or daily consulting rates for the arbitrator in the event the parties are not able to agree upon his or her rate of compensation.

                     11.1.2 SELECTION OF ARBITRATOR. The American Arbitration Association will have the authority to select an arbitrator from a list of arbitrators who are lawyers familiar with California contract law; provided, however, that such lawyers cannot work for a firm then performing services for either party, that each party will have the opportunity to make such reasonable objection to any of the arbitrators listed as such party may wish and that the American Arbitration Association will select the arbitrator from the list of arbitrators as to whom neither party makes any such objection. In the event that the foregoing procedure is not followed, each party will choose one person from the list of arbitrators provided by the American Arbitration Association (provided that such person does not have a conflict of interest), and the two persons so selected will select from the list provided by the American Arbitration Association the person who will act as the arbitrator.

                     11.1.3 PAYMENT OF COSTS. Macromedia and ESI or the ESI Shareholders (to the extent of the Escrow Shares) after the Closing will bear the expense of deposits and advances required by the arbitrator in equal proportions, but either party may advance such amounts, subject to recovery as an addition or offset to any award. The arbitrator will award to the prevailing party, as determined by the arbitrator, all costs, fees and expenses related to the arbitration, including reasonable fees and expenses of attorneys, accountants and other professionals incurred by the prevailing party.

                     11.1.4 BURDEN OF PROOF. For any Dispute submitted to arbitration, the burden of proof will be as it would be if the claim were litigated in a judicial proceeding.

                     11.1.5 AWARD. Upon the conclusion of any arbitration proceedings hereunder, the arbitrator will render findings of fact and conclusions of law and a written opinion setting forth the basis and reasons for any decision reached and will deliver such documents to each party to this Agreement along with a signed copy of the award.

                     11.1.6 TERMS OF ARBITRATION. The arbitrator chosen in accordance with these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Agreement.

                     11.1.7 EXCLUSIVE REMEDY. Except as specifically otherwise provided in this Agreement, arbitration will be the sole and exclusive remedy of the parties for any Dispute arising out of this Agreement.

              11.2 ASSIGNMENT; BINDING UPON SUCCESSORS AND ASSIGNS. Neither party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party hereto. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

              11.3 SEVERABILITY. If any provision of this Agreement, or the application thereof, is for any reason held to any extent to be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

              11.4 COUNTERPARTS. This Agreement may be executed in counterparts, each of which will be an original as regards any party whose name appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, bear the signatures of both parties reflected hereon as signatories.

              11.5 OTHER REMEDIES. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy will not preclude the exercise of any other.

              11.6 AMENDMENT AND WAIVERS. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default. This Agreement may be amended by the parties hereto at any time before or after approval of the ESI shareholders.

              11.7 NO WAIVER. The failure of any party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions. The waiver by any party of the right to enforce any of the provisions hereof on any occasion will not be construed to be a waiver of the right of such party to enforce such provision on any other occasion.

              11.8 EXPENSES. Each party will bear its respective expenses and fees of its own accountants, attorneys, investment bankers and other professionals incurred with respect to this Agreement and the transactions contemplated hereby.

              11.9 NOTICES. Any notice or other communication required or permitted to be given under this Agreement will be in writing, will be delivered personally or by mail or express delivery, postage prepaid, and will be deemed given upon actual delivery or, if mailed by registered or certified mail, on the third business day following deposit in the mails, addressed as follows:

                     (i)    If to Macromedia:

                            Macromedia, Inc.
                            600 Townsend Street
                            San Francisco, CA  94103
                            Attention:  Loren Hillberg, General Counsel
                            Phone:  (415) 252-2000
                            Fax:  (415) 626-0274

                            with a copy to:

                            Fenwick & West LLP
                            Two Palo Alto Square
                            Palo Alto, CA  94306
                            Attention:  Gordon K. Davidson
                            Phone:  (650) 494-0600
                            Fax:  (650) 494-1417

                     (ii)   If to ESI:

                            ESI Software, Inc.
                            5927 Priestly Drive, Suite 101
                            Carlsbad, CA 92008
                            Attention:  Peter Hirshberg
                            Phone:  (760) 931-7171
                            Fax:  (760) 431-5752

                            with a copy to:

                            Cooley Godward LLP
                            4365 Executive Drive
                            San Diego, CA 92121
                            Attention:  M. Wainwright Fishburn
                            Phone:  (619) 550-6000
                            Fax:  (619) 453-3555

or to such other address as the party in question may have furnished to the other party by written notice given in accordance with this Section 11.9.

              11.10 CONSTRUCTION OF AGREEMENT. The language hereof will not be construed for or against either party. A reference to an article, section or exhibit will mean an article or section in, or an exhibit to, this Agreement, unless otherwise explicitly set forth. The titles and headings in this Agreement are for reference purposes only and will not in any manner limit the construction of this Agreement. For the purposes of such construction, this Agreement will be considered as a whole.

              11.11 NO JOINT VENTURE. Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party will have the power to control the activities and operations of any other, and the parties' status is, and at all times, will continue to be, that of independent contractors with respect to each other. No party will have any power or authority to bind or commit any other. No party will hold itself out as having any authority or relationship in contravention of this Section.

              11.12 FURTHER ASSURANCES. Each party agrees to cooperate fully with the other party and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by the other party to evidence and reflect the transactions provided for herein and to carry into effect the intent of this Agreement.

              11.13 ABSENCE OF THIRD PARTY BENEFICIARY RIGHTS. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, partner or employee of any party hereto or any other person or entity, unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement.

              11.14 PUBLIC ANNOUNCEMENT. Macromedia and ESI will issue a press release approved by both parties announcing the Merger as soon as practicable following the execution of this Agreement. Macromedia may issue such press releases, and make such other disclosures regarding the Merger, as it determines to be required or appropriate under applicable securities laws or Nasdaq Stock Market rules after reasonable consultation, where possible, with ESI. ESI will not make any other public announcement or disclosure of the transactions contemplated by this Agreement. ESI will take all reasonable precautions to prevent any trading in the securities of Macromedia by officers, directors, employees and agents of ESI, (a) having knowledge of any material information regarding Macromedia provided hereunder, including, without limitation, the existence of the transactions contemplated by this Agreement (the "MACROMEDIA MATERIAL INFORMATION") until the information in question has been publicly disclosed or (b) to the extent that such trading would adversely affect the treatment of the Merger as a "pooling of interests" for accounting purposes.

              11.15 CONFIDENTIALITY. Except as expressly authorized by Macromedia in writing, ESI will not directly or indirectly divulge to any person or entity or use any Macromedia Confidential Information, except as required for the performance of its duties under this Agreement. Except as expressly authorized by ESI in writing, Macromedia will not directly or indirectly divulge to any person or entity or use any ESI Confidential Information, except as required for the performance of its duties under this Agreement. As used herein, "MACROMEDIA CONFIDENTIAL INFORMATION" consists of
(a) any information designated by Macromedia as confidential whether developed by Macromedia or disclosed to Macromedia by a third party, (b) the source code to any Macromedia software and any trade secrets relating to any of the foregoing, and (c) any information relating to Macromedia's product plans, product designs, product costs, product prices, product names, finances, marketing plans, business opportunities, personnel, research development or know-how. As used herein, "ESI CONFIDENTIAL INFORMATION" consists of (x) any information designated by ESI as confidential whether developed by ESI or disclosed to ESI by a third party, (y) the source code to any ESI software, and any trade secrets related to any of the foregoing, and
(z) any information relating to ESI product plans, product designs, product costs, product prices, product names, finances, marketing plan, business opportunities, personnel, research, development or know-how. "Macromedia Confidential Information" and "ESI Confidential Information" also include the terms and conditions of this Agreement, except as disclosed in accordance with Section 11.14 above. The foregoing restriction will apply to information about a party whether or not it was obtained from such party's employees, acquired or developed by the other party during such other party's performance under this Agreement, or otherwise learned. The foregoing restrictions will not apply to information that (i) has become publicly known through no wrongful act of the receiving party, (ii) has been rightfully received from a third party authorized by the party which is the owner, creator or compiler to make such disclosure without restriction, (iii) has been approved or released by written authorization of the party which is the owner, creator or compiler, or (iv) is being or has therefore been disclosed pursuant to a valid court order after a reasonable attempt has been made to notify the party which is the owner, creator or compiler.

              11.16 TIME IS OF THE ESSENCE. The parties hereto acknowledge and agree that time is of the essence in connection with the execution, delivery and performance of this Agreement, and that they will each utilize their best efforts to satisfy all the conditions to Closing on or before August 31, 1999.

              11.17 ENTIRE AGREEMENT. This Agreement and the exhibits hereto constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance or usage of trade inconsistent with any of the terms hereof.

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

MACROMEDIA, INC.                          ESI SOFTWARE, INC.

By:  /s/ Betsey Nelson                    By: /s/ Peter Hirshberg
    ----------------------------------        --------------------------------
    Betsey Nelson, Chief Financial Officer    Peter Hirshberg, Chief Executive
                                              Officer



DYNAMO ACQUISITION CORP.                  By: /s/ Joe Schoendorf
                                              ---------------------------------
                                              Joe Schoendorf, Chairman of the
                                              Board of Directors

By: /s/ Betsey Nelson
   -----------------------------------
   Betsey Nelson, President


                          [SIGNATURE PAGE TO AGREEMENT AND
                              PLAN OF REORGANIZATION]

                                  AMENDMENT TO
                      AGREEMENT AND PLAN OF REORGANIZATION

         This AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION (this "AMENDMENT") is dated as of August 30, 1999, by and among Macromedia, Inc., a Delaware corporation ("MACROMEDIA"), ESI Software, Inc., a California corporation ("ESI"), and Dynamo Acquisition Corp., a Delaware corporation that is a wholly-owned subsidiary of Macromedia ("NEWCO").

         WHEREAS, Macromedia, ESI and Newco are parties to that certain Agreement and Plan of Reorganization dated as of July 8, 1999 (the "REORGANIZATION AGREEMENT") and desire to amend the Reorganization Agreement as set forth herein;

         NOW, THEREFORE, the parties hereto agree as follows:

1.       AMENDMENTS TO REORGANIZATION AGREEMENT

         A. Section 1.1 of the Reorganization Agreement is hereby amended by deleting reference to the date August 31, 1999 appearing therein and inserting the date September 30, 1999 in lieu thereof.

         B. Section 6.1 of the Reorganization Agreement is hereby amended by deleting reference to the date August 31, 1999 appearing therein and inserting the date September 30, 1999 in lieu thereof.

         C. Section 9.1(b) of the Reorganization Agreement is hereby amended by deleting reference to the date August 31, 1999 appearing therein and inserting the date September 30, 1999 in lieu thereof.

         D. Section 11.16 of the Reorganization Agreement is hereby amended by deleting reference to the date August 31, 1999 appearing therein and inserting the date September 30, 1999 in lieu thereof.

2.       GENERAL

         A. GOVERNING LAW. This Amendment will be governed by and interpreted according to the substantive laws of the State of California, excluding that body of laws pertaining to conflict of laws.

         B. ENTIRE AGREEMENT. This Amendment constitutes the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect to the subject matter hereof.

         C. COUNTERPARTS. This Amendment may be executed in counterparts, each of which will be an original as regards any party whose name appears thereon and all of which together will constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

MACROMEDIA, INC.                            ESI SOFTWARE, INC.

By:  /s/ Betsey Nelson                      By: /s/ Peter Hirshberg
     -------------------------------           --------------------------------
     Betsey Nelson, Chief Financial Officer    Peter Hirshberg, Chief Executive
                                               Officer

DYNAMO ACQUISITION CORP.                    By: /s/ Joe Schoendorf
                                               --------------------------------
                                               Joe Schoendorf, Chairman of the
                                               Board of Directors

By: /s/ Betsey Nelson
    --------------------------------
     Betsey Nelson, President

                  [SIGNATURE PAGE TO AMENDMENT TO AGREEMENT AND
                             PLAN OF REORGANIZATION]